UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SKKYNET CLOUD SYSTEMS, INC
(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

7372

 (Primary Standard Industrial Classification Code Number)

45-3757848

(I.R.S. Employer Identification Number)

2233 Argentia Road, Suite 306

Mississauga, ON

Canada L5N 2X7

(888) 702-7851

(Address and telephone number of registrant’s principal

executive offices and principal place of business)

Resident Agency National, Incorporated

377 S. Nevada Street

Carson City, Nevada 89703-4290

(Name, address and telephone number of agent for service)

Communication Copies to:

Odom Law Group, APLC

Claudia J. McDowell, Esq.

24801 Pico Canyon Blvd. Suite 300

Stevenson Ranch, CA 91381

(661) 367-1699

From time to time after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 424, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(A) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(A), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED: February 14, 2022

SKKYNET CLOUD SYSTEMS, INC.

7,996,400 shares of Common Stock

This prospectus relates to the conversion and resale of up to: (i) (ii) 7,996,400 shares of Common Stock underlying that certain common stock purchase options (the “Options”) issued to the Selling Security Holders which the Selling Security Holders may exercise at $0.001 to $0.64 per option exercised.

We will not receive any of the proceeds from the sale of the Common Stock by the Selling Security Holders; however, we will receive the proceeds from any options exercised as described herein.

The Selling Security Holders identified in this prospectus may offer the shares of Common Stock from time to time through public or private transactions at prevailing market prices or at privately negotiated prices. The Selling Security Holders can offer all, some or none of their shares of Common Stock; thus we have no way of determining the number of shares of Common Stock they will hold after this offering. See “Plan of Distribution.”

Our Common Stock is currently quoted on the OTCQB under the symbol “SKKY”. On February 14, 2022, the last reported sale price of our Common Stock on the OTCQB was $0.30.

The Selling Security Holders are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our Common Stock involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __

i

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

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ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.

You should rely only on the information provided in this prospectus or in any prospectus supplement or any free writing prospectuses or amendments thereto. Neither we, nor the Selling Security Holders, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, nor the Selling Security Holders, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we, nor the Selling Security Holders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Information contained in, and that can be accessed through, our web site, skkynet.com, does not constitute part of this prospectus.

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts in particular are estimates only and may be inaccurate, especially over long periods of time. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all the information you should consider before investing in our Common Stock. You should read the entire prospectus before making an investment decision. Throughout this prospectus, the terms the “Company”, “Skkynet”, “we,” “us,” “our,” and “our company” refer to Skkynet Cloud Systems, Inc., a Nevada corporation.

Company Overview

Skkynet is a Nevada corporation headquartered in Mississauga, Canada. Skkynet operates through its wholly-owned subsidiaries: Cogent Real-Time Systems, Inc. (“Cogent”), Skkynet, Inc. (“Skkynet (USA)”), Skkynet Corp. (“Skkynet (Canada)”). Skkynet was established to enhance Cogent’s existing business lines through the integration of cloud-based systems (“Cloud”), and to deliver a Software-as-a-Service (“SaaS”) product targeting the Industrial Internet of Things (“IoT”) market, now referred to by the terms “Industry 4.0” and “Industrial Internet Consortium”. We will also expand the areas of business activity to which our products and services are applied.

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Where You Can Find Us

The Company principal office is located at 2233 Argentia Road, Suite 306, Mississauga, Ontario, Canada L5N 2X7. The offices are leased from August 1, 2017 through July 31, 2022. The lease is for approximately 2,210 square feet of office space with a gross monthly rental cost including common area charges of $4,097.

Current Business

Skkynet is a Nevada corporation headquartered in Mississauga, Canada. Skkynet operates three different lines of business through its wholly-owned subsidiaries: Cogent Real-Time Systems, Inc. (“Cogent”), Skkynet, Inc. (“Skkynet (USA)”), Skkynet Corp. (“Skkynet (Canada)”). Skkynet was established to enhance Cogent’s existing business lines through the integration of cloud-based systems (“Cloud”), and to deliver a Software-as-a-Service (“SaaS”) product targeting the Industrial Internet of Things (“IoT”) market, now referred to by the terms “Industry 4.0” and “Industrial Internet Consortium”. We will also expand the areas of business activity to which our products and services are applied.

THE OFFERING

Common Stock to be offered by the Selling Security Holders	7,996,400 shares of common stock

• 7,996,400 shares of common stock; issuable upon conversion of 7,996,400 of options :

Common Stock outstanding before the offering	51,576,122 shares of Common Stock.

Common Stock to be outstanding after giving effect to the issuance of shares of Common Stock	59,572,522 shares of Common Stock

Use of Proceeds	We may receive proceeds in the event any of the Options are exercised. See “Use of Proceeds.”

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

Trading Symbol	The Company’s Common Stock is quoted on the OTC Markets QB Market quotation service platform under the symbol “SKKY”.

The number of shares of Common Stock outstanding is based on an aggregate of shares outstanding as of February14, 2022 and excludes the shares of Common Stock issuable upon conversion of the Series A Shares and the shares of Common Stock issuable upon exercise of the Options.

For a more detailed description of the Options see “Private Placement”.

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SUMMARY FINANCIAL DATA

Statement of Operations Data:

	Years Ended October 31,
	2021	2020
Revenue	$1,830,459	$1,506,929

Operating expenses:
Salary and wages	702,468	721,762
Consultants	214,654	377,639
Option discount	194,926	209,437
General and administrative expense	871,548	587,868
Depreciation	2,624	2,455
Loss from operations	(155,761)	(392,232)

Other income (expenses):
Other income	258	123
Canadian emergency business relief account	39,385	59,674
Currency exchange	(73,371)	5,099
Total other income (expense)	(33,728)	64,896

Loss before taxes	(189,489)	(327,337)

Income taxes	25,901	16,004

Net loss	(163,588)	(311,333)

Foreign currency translation adjustments	(24,478)	(9,042)

Comprehensive loss	$(188,066)	$(331,995)

Net loss per share to common shareholders, basic and diluted	$(0.00)	$(0.01)

Weighted average number of shares outstanding, basic and diluted	51,576,122	51,576,122

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Balance Sheet Data:

	October 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$797,808	$816,798
Accounts receivable	253,359	194,263
Receivables – related parties	6,362	6,264
Prepaid	19,770	17,916
Total current assets	1,077,299	1,035,241

Property and equipment, net of accumulated depreciation of, respectively net of depreciation of $91,794 and $82,919	10,414	12,165
Right of use lease asset	16,234	40,883
Total assets	$1,103,947	$1,088,289

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expense	$159,840	$156,668
Accrued liability - related parties	221,924	222,603
Deferred income	204,961	168,728
Current portion of operating lease liability	16,234	20,980
Total current liabilities	602,959	568,980

Long Term Liability
Loan payable	48,421	30,032
Operating lease liability- net of current portion	--	19,903
Total liabilities	651,380	618,913

Commitment and Contingencies	--	--

Stockholders’ equity:
Preferred stock; $0.001 par value, 5,000,000 shares authorized, 5,000 shares issued and outstanding	5	5
Series B Preferred convertible stock: $0.001 par value, 500,000 shares authorized, 193,661 issued and 193,661 outstanding, respectively	194	194
Common stock, $0.001 par value, 70,000,000 authorized, 51,576,122 issued and outstanding, respectively	51,577	51,577
Additional paid-in capital	6,790,306	6,595,380
Accumulated other comprehensive income (loss)	80,908	56,430
Accumulated deficit	(6,470,423)	(6,234,210)
Total stockholders’ equity	452,567	469,376

Total liabilities and stockholders’ equity	$1,103,947	$1,088,289

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RISK FACTORS

An investment our Common Stock is highly speculative and involves a high degree of risk. The risk factors described below summarize some of the material risks inherent in an investment in us. These risk factors are not presented in any particular order of significance. Each prospective investor should carefully consider the following risk factors inherent in and affecting our business and the Offering before making an investment decision. You should also refer to the other information set forth in this prospectus and to the risk factors in our SEC filings.

Risks Related to Our Business and Industry

Risks Related to Our Business and Industry

Our accountants had issued a “going concern” opinion with regard to our continuing ability to operate.

In the audited reports for the years ended October 2011,2012,and 2013 the independent registered public accounting firm for the Company issued a going concern footnote based on the Company’s losses and negative cash flows. Since the years ended October 31, 2014 through October 31, 2021 the independent accounting firm for the Company has not issued a going concern statement due to the growth in positive cash flows along with lower net losses attributed to non-cash items plus the increased growth in revenue.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We may require additional funds to respond to business challenges, including the need to develop new features and platforms, enhance our existing products and services, improve our operating infrastructure and increase our sales, marketing and programming personnel. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock.

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COVID 19 Factors

The occurrence of an uncontrollable event such as the COVID-19 pandemic may negatively affect our operations. A pandemic typically results in social distancing, travel bans, and quarantine. This may limit access to our, suppliers, management, support staff and professional advisors. Although the Company’s operations are virtual, we depend on numerous third party consultants and contract suppliers so we cannot measure the impact on our operations or financial condition at this point in time.

Industry and Competition

We face competition from several vendors who offer products similar to ours in the industrial automation space. Many of these competitors have resources and revenues larger than ours; however, our software is compatible with their products, making it common for a customer to install software from both us and our competition in the same system. We are not aware of direct competition for our products in the financial services sector. Two companies, Tibco Software, Inc. and Lightstreamer Srl, provide software that overlaps with some of the capabilities of our software; however, to our knowledge the Cogent DataHub® and Vine™ are the only products that provides real-time, bi-directional data links between Excel spreadsheets over the Internet or on a network. There are also a number of large industrial automation vendors who offer SCADA systems to their clients. Examples include Siemens, ABB, Emerson Process Management, Rockwell Automation, Honeywell Process Solutions, Schneider Electric (AVEVA), GE Invensys and PTC. We view these companies and others performing similar services as potential competitors inasmuch as they have resources to link their SCADA functions to a Cloud based system; however, we are not currently aware that any vendor is doing so yet. Since these companies already have an installed base of SCADA customers whose systems can be easily connected to our software, these companies also represent an opportunity for joint sales or OEM licensing. A number of these companies are already our customers, and two are official partners (Siemens and AVEVA/Schneider).

There do not currently appear to be Cloud system companies organized for the purpose of hosting real-time industrial data and connectivity. One company, LogMeIn, Inc. (previously Pachube and then Cosm Ltd.), is providing Cloud storage services branded under Xively™ for sensor data, but we do not regard them as competitive due to their focus on storage rather than real-time collection and distribution. Cloud infrastructure companies such as Amazon (AWS), Microsoft (Azure) and Google offer pre-configured applications or computing platforms for remotely hosting a customer’s IT activities. Their primary purpose is to provide the computing substrate for the customer’s applications. As such, these companies, as presently operated, act as suppliers of computing resources to us, not as competition. For instance, we recently became a Microsoft Partner, as we released a version of our DataHub® product that is available directly from Microsoft’s Azure marketplace website.

As we release new versions of our products, they will include new features that may result in some or all of the above-listed companies becoming more direct competition. We cannot measure in advance the impact this may have on our sales.

 Risks Relating to Our Common Stock

We intend to take advantage of the disclosure requirements of the JOBS Act provided for emerging growth companies including not providing all the accounting disclosure that other companies will be required to provide which may limit an investor’s ability to compare our financial statements with other companies.

Under the JOBS Act, we can elect to not comply with new or revised accounting standards which will allow us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates. This could affect an investor’s ability to evaluate our financial statements compared to other public companies. In addition to the financial statements, the JOBS Act along with being a “Smaller Reporting Company” allows us to provide less disclosure on certain issues such as executive compensation as other companies which could affect an investor’s ability to compare us to other companies.

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The Company’s stock price may be volatile.

The market price of the Company’s common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond the Company’s control, including the following:

•	technological innovations or new products and services by the Company or its competitors;
•	additions or departures of key personnel;
•	the Company’s ability to execute its business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship;
•	industry developments;
•	economic and other external factors; and
•	period-to-period fluctuations in the Company’s financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Company’s common stock.

We may in the future issue additional shares of our common stock which would reduce investors’ ownership interests in the Company and which may dilute our share value.

Our Articles of Incorporation authorizes the issuance of 70,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, $0.001 par value. The future issuance of all or part of our remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

In the future, the Company might authorize a class of preferred stock with rights and preferences superior to those of the common stockholders and which might contain provisions giving them priority over the rights of the common stockholders. Any such class of preferred stock may result in substantial dilution to our common stockholders and have an adverse effect on any trading market for our common stock.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that relate to the application of the SEC’s penny stock rules in trading our securities and require that a broker/dealer have reasonable grounds for believing that the investment is suitable for that customer, prior to recommending the investment. Prior to recommending speculative, low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.

Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. FINRA’s requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a shareholder’s ability to resell shares of our common stock.

The Company’s common stock is currently deemed to be “penny stock,” which makes it more difficult for investors to sell their shares.

The Company’s common stock is and will be subject to the “penny stock” rules adopted under section 15(g) of the Exchange Act. The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If the Company remains subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for the Company’s securities. If the Company’s securities are subject to the penny stock rules, investors will find it more difficult to dispose of the Company’s securities.

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There is currently a limited public market for our Common Stock. Failure to develop or maintain a trading market could negatively affect its value and make it difficult or impossible for you to sell your shares.

Our Common Stock trades on the OTCQB Market under the symbol “SKKY”. There has been a limited public market for our Common Stock and an active public market for our Common Stock may not develop. Failure to develop or maintain an active trading market could make it difficult for you to sell your shares or recover any part of your investment in us. Even if a market for our Common Stock does develop, the market price of our Common Stock may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our Common Stock.

We have paid no dividends.

We never have paid any dividends on our Common Stock and we do not intend to pay any dividends in the foreseeable future.

Future issuances of common shares may be adversely affected by the CSPA.

The market price of our Common Stock could decline as a result of issuances and sales by us or sales by our existing shareholders, of Common Stock, or the perception that these issuances and sales could occur. Sales by our shareholders might also make it more difficult for us to issue and sell Common Stock at a time and price that we deem appropriate. It is likely that the sale of shares by Selling Shareholder may depress the market price of our Common Stock.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against a director.

The Company’s Articles of Incorporation and Bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, the Company’s Articles of Incorporation and Bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, contains forward-looking statements that include information relating to future events, future financial performance, strategies, expectations, our competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and similar expressions, as well as similar statements in the future tense, identify forward-looking statements.

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Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

PRIVATE PLACEMENTS

Options

The Options entitle the Selling Security Holders to purchase shares of Common Stock at $0.001 to $0.64 per share for ten years commencing on of the issuance of the Options. The adjustment for dilution is subject to adjustment for anti-dilution protection of asset distributions stock dividends, stock splits, combinations or similar events. The exercise price may be adjusted for any exercise price for a similar instrument if that instrument has a lower exercise price.

The Selling Security Holders will receive all the proceeds from the sale of shares of Common Stock under this prospectus. We will not receive any proceeds from these sales. To the extent we receive proceeds from the exercise of the Options, we will use those proceeds for working capital for product development and testing and general business expenses. We have agreed to bear the certain expenses relating to the registration of the shares of Common Stock being registered herein for each of the Selling Security Holders.

USE OF PROCEEDS

The Selling Security Holders will receive all the proceeds from the sale of shares of Common Stock under this prospectus. We will not receive any proceeds from these sales. To the extent we receive proceeds from the exercise of the Options, we will use those proceeds for working capital for product development and testing and general business expenses. We have agreed to bear the certain expenses relating to the registration of the shares of Common Stock being registered herein for each of the Selling Security Holders.

See “Plan of Distribution” elsewhere in this prospectus for more information.

SELLING SECURITY HOLDERS

This prospectus covers the offering of up shares of Common Stock being offered by the Selling Security Holders of Common Stock acquirable upon the issuance of Conversion Notice from the Selling Security Holders to the Company as described herein. We are registering the shares of Common Stock in order to permit the Selling Security Holders to offer their shares of Common Stock for resale from time to time.

The table below lists the Selling Security Holders and other information regarding the “beneficial ownership” of the shares of Common Stock by the Selling Security Holders. In accordance with Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares of Common Stock as to which the Selling Security Holders have sole or shared voting power or investment power and any shares of Common Stock the Selling Security Holders have the right to acquire within sixty (60) days.

The Selling Security Holders are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

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The second column indicates the number of shares of Common Stock beneficially owned by the Selling Security Holders, based on its ownership as of February 14, 2022. The second column also assumes purchase of all shares of stock to be acquired under the maximum amount of securities to be issued by the Company to the Selling Security Holders, without regard to any limitations on purchase described in this prospectus or in the Subscription Agreement.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Security Holders. Such aggregate amount of Common Stock does not take into account any applicable limitations on purchase of the securities under the Subscription Agreement.

This prospectus covers the resale of (i) all of the shares of Common Stock issued and issuable by the Company upon receiving a Notice of Conversion from the Selling Security Holders, and (ii) any securities issued or then issuable upon any full anti-dilution protection, stock split, dividend or other distribution, recapitalization or similar event with respect to the common shares.

Because the issuance price of the common shares may be adjusted, the number of shares of Common Stock that will actually be issued upon issuance of the common shares may be more or less than the number of shares of Common Stock being offered by this prospectus. The Selling Security Holders can offer all, some or none of its shares of Common Stock, thus we have no way of determining the number of shares of Common Stock it will hold after this offering. Therefore, the fourth and fifth columns assume that the Selling Security Holders will sell all shares of Common Stock covered by this prospectus. See “Plan of Distribution.”

The Selling Security Holders identified below has confirmed to us that they are not a broker-dealer or an affiliate of a broker-dealer within the meaning of United States federal securities laws.

	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of share of Common stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage Beneficially Owned After Offering
Andrew Thomas	21,702,000	806,300	22,508,300	37.78
Francois van Vuuren	21,000	50,000	71,000	0.12
Gloria Kremer	13,500	13,200	26,700	0.04
John Adiletta	185,533	70,000	253,533	0.43
Jose M Fernandez	-	60,000	60,000	0.10
Ken Collins	-	1,315,000	1,315,000	2.21
Ken W Jennings	123,000	265,600	388,000	0.65
Lowell Holden	208,989	172,500	381,489	0.64
Michael Quartarone	-	140,000	140,000	0.23
Michael R Thomas	5,000	97,000	102,000	0.17
Minoru Yamazaki	-	1,215,000	1,215,000	2.04
Norman Evans	245,600	80,000	325,600	0.55
Paul Benford	8,298,000	512,400	8,810,400	14.79
Paul Thomas	5,000,000	528,900	5,528,900	9.28
Robert McIlvide	-	1,165,000	1,165,000	1.96
Toshiaki Honda	-	10,000	10,000	0.02
Xavier Mesrobian	24,500	1,349,500	1,374,000	2.31
Yoko Yamaguchi	-	46,000	46,000	0.08
Paraskevi Dionisiou	-	100,000	100,000	0.17
Total		7,996,400	43,820,922	73.56

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Material Relationships with Selling Security Holders

The following table sets forth the selling shareholder which are officers and or directors of the Company and considered related parties.

Name	Position
Mr. Andrew S. Thomas	Chairman of the Board of Directors, CEO & Director
Mr. Paul E. Thomas	Director, President and Secretary
Mr. Paul Benford	Director and COO
Mr. Lowell Holden	CFO and Treasurer
Mr. Xavier Mesrobian	VP Sales & Marketing
Mr. Norman Evans	Independent Director
Mr. Kenneth W. Jennings	Independent Director
Mr. John X. Adiletta	Independent Director

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Our Common Stock is currently quoted on the OTCQB Market, which is sponsored by OTC Markets Group, Inc. The OTCQB Market is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks,” as well as volume information. Our shares are quoted on the OTCQB Market under the symbol “SKKY.”

The Company’s common stock is currently traded on the OTCQB Market under the ticker symbol SKKY. The Company commenced trading on April 16, 2013, As of October 31, 2021; the Company had 51,576,122 shares of its common stock issued and outstanding, of which 15,840,500 were held by non-affiliates. The Company has authorized 70,000,000 shares of common stock, par value $.001 and 5,000,000 shares of preferred stock, par value $.001, of which 5,000 shares are issued and outstanding and 193,661 shares of Series B Preferred issued and outstanding.

The following table sets forth the range of high and low bid quotations for our Common Stock for each of the periods indicated as reported by the OTCQB Market. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Period	High Bid	Low Bid
1st Qtr. 2020	0.63	0.30
2nd Qtr. 2020	0.60	0.40
3rd Qtr. 2020	0.69	0.46
4th Qtr. 2020	0.69	0.49
1 st Qtr. 2021	1.63	0.31
2 nd Qtr. 2021	2.50	0.75
3 rd. Qtr. 2021	1.59	0.80
4 th Qtr. 2021	1.19	0.26

(1)	Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual transactions.

Approximate Number of Equity Security Holders

As of, there were approximately 106 stockholders of record. Because shares of our Common Stock are held by depositaries, brokers and other nominees, the number of beneficial holders of our shares is substantially larger than the number of stockholders of record.

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Dividends

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

Penny Stock

Our stock is considered a penny stock. The SEC has adopted rules that regulate broker-dealer practices in transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our Common Stock. Therefore, stockholders may have difficulty selling our securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

The Company was incorporated on August 31, 2011 in the State of Nevada. On March 26, 2012, the Company acquired Cogent Real-Time Systems Inc. (“Cogent”).

Skkynet is an evolution of Cogent, an established financial and industrial middleware software vendor. Cogent’s specialization has focused on providing connectivity and data acquisition to a wide variety of industrial and office hardware and software products, and then making that data available over a network using industry-standard protocols. The architecture of Cogent’s software naturally suits it for use both as a data aggregation platform at the process level, and as a data server at the Cloud level. By marrying these two capabilities together, Skkynet can effectively and securely offer the Cloud as an extension to any local process.

Cogent’s market has been primarily in industrial automation. With little advertising, Cogent has also acquired a number of financial trading companies as clients, due to the fact that Cogent’s software is both source and content agnostic. High-speed trading and high-speed industrial automation behave very similarly at the level of abstraction that Cogent’s software uses. Recently, Cogent has been working with Japanese companies to penetrate the lucrative embedded device manufacturing world. Japan is one of the largest producers of consumer and business electronics devices, more and more of which contain small embedded computers. Cogent has been working with partners in Japan to establish a name and presence in this world, with the aim of having Cogent’s software installed directly on the electronic devices, allowing the manufacturers to instantly make them network-accessible.

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The Company believes that deploying its product in a Cloud environment will increase the potential applications for customers and broaden its usage and expansion into various markets including Cloud industrial middleware, Cloud financial services, home monitoring, fleet tracking, and energy usage monitoring. New applications that may not exist today but will through the new Cloud platform may also open new markets unknown to Skkynet today. However, management will carefully monitor the growth in new markets and manage each opportunity to maximize its return and minimize risks. This includes selecting specific markets with known trends to introduce its products and services and maintain a controlled release until the market has been understood and sales in the market have become significant to the Company. Only then will the Company risk new markets for its product. We must also include additional staffing at the senior management level with proven experiences and business records in the Company’s environment to implement these markets.

The expansion into new markets will require additional cash resources from sources other than those available to the Company today. Only after the Company has secured specific amounts of financing it believes is required for development of each market application enumerated above will Skkynet begin its marketing efforts.

The additional staffing will not begin until Skkynet has funded itself to finance both the staff increase and the required capital to carry out its marketing plan. If the Company is not successful in obtaining the required additional capital, it believes the present business operation will be able to sustain Skkynet’s additional costs as a public company at a minimal level.

Results of Operations

The following table sets forth selected statement of operations data as a percentage of total revenues for the periods indicated:

	For Years Ended October 31,
	2021		2020
Revenue	$1,830,459	100%	$1,506,929	100%
Operating expenses:
General and administrative expense	1,983,596	(108.5)%	1,896,705	(125.9)%
Depreciation	2,624	(0.0)%	2,455	(0.1)%
Income (loss) from operations	(155,761)	(8.5)%	(392,232)	(26.0)%
Other income (expense)	(33,728)	(1.8)%	64,896	4.3%
Net income (loss) before taxes	(189,489)	(10.3)%	(327,337)	(21.7)%
Tax refund	25,901	1.4%	16,004	1.00%
Net income (loss)	$(163,588)	(8.9)%	$(311,333)	(20.7)%

Revenue: For the year ended October 31, 2021, the Company had revenues of $1,830,459 compared to $1,506,929 of revenue for the year ended October 31, 2020. This reflects an increase of $323,530 from 2020 to 2021. Revenue increases can be attributed to the increase of sales in Cogent. During the year ended October 31, 2021, the Company’s deferred revenue was $204,961 compared to a deferred revenue balance of $168,728 as of October 31, 2020, an increase of $36,233. Deferred revenue consists of services billed but not yet provided to the customer and reflects revenues that will be recognized in the future.

General and Administrative Expenses: (G&A) Total general and administrative expenses increased from $1,896,705 in the year ended October 31, 2020 to $1,983,596 for the same period in 2021. This was an increase of $86,891 and as a percent of revenue G&A decreased to 108.5 % in 2021 from 125.9% in 2020. The decrease as a percentage is attributed to higher sales in the Cogent subsidiary in 2021 over 2020.

Depreciation and Amortization: The Company had depreciation of $2,624 in 2021 compared to $2,455 in 2020.

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Other Income (Expense): Other expense totaled $33,728 during the year ended October 31, 2021 compared to other income $64,896 during the same period in 2020. The currency exchange in 2021 was responsible for the change in other income to expense.

Income Tax: During the periods ended October 31, 2021 and 2020 the Company and subsidiary incurred no tax. The subsidiary filed tax returns as a foreign corporation. During the year ended October 31, 2021 the subsidiary received a tax refund of $25,901 and $16,004 for the same period in 2020.

Net Loss: The Company recorded a net loss of $163,588 for the year ended October 31, 2021 compared to net loss of $311,333 for the same period in 2020, a decrease of $147,745. The increase in sales in the Cogent subsidiary was the key element in the reduction of the net loss in 2021 over 2020.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s liquidity and capital has been dependent on the revenue generated internally by the Company’s subsidiaries, by loans from its officers and directors and by deferral of accrued salaries. There are no agreements or understandings with regard to future loans by or with the officers, directors, principals, affiliates or shareholders of the Company. In the past, officers and directors of the Company have lent or advanced monies to the Company to fund operations, but there are no formal agreements or arrangements for them to continue to do so.

The Company anticipates continually expanding its business through the planned expansion of the Company’s marketing of venues in expanded markets. The Company’s plans will be limited, however, by its ability to finance such a proposed expansion of its business. If the revenues generated are not sufficient to finance these proposed operations, then the Company will have to scale back its proposed operations. The Company’s ultimate success will be based upon whether or not there continues to be a demand for the services that the Company anticipates providing The Company’s liquidity and capital has been dependent on the revenue generated internally by the Company’s subsidiaries, by loans from its officers and directors and by deferral of accrued salaries. There are no agreements or understandings with regard to future loans by or with the officers, directors, principals, affiliates or shareholders of the Company. In the past, officers and directors of the Company have lent or advanced monies to the Company to fund operations, but there are no formal agreements or arrangements for them to continue to do so.

The Company anticipates continually expanding its business through the planned expansion of the Company’s marketing of venues in expanded markets. The Company’s plans will be limited, however, by its ability to finance such a proposed expansion of its business. If the revenues generated are not sufficient to finance these proposed operations, then the Company will have to scale back its proposed operations. The Company’s ultimate success will be based upon whether or not there continues to be a demand for the services that the Company anticipates providing, which is also very dependent on the economy. There can be no assurance that there will be a demand for the Company’s services in the future or that the Company will become profitable in providing these services. As the Company’s expands its operations, the revenues received, in addition to paying current expenses may increase the Company’s capital requirements.

The Company is attempting to secure additional capital from independent sources in the form of equity and debt. The success and ability to meet its capital needs is highly dependent on its success in generating additional revenue and profitability now and in the future.

Working Capital: At October 31, 2021, the Company had working capital of $474,340 with current assets of $1,077,299 and current liabilities of $602,959 or a current ratio of 1.79 to 1. The current assets consisted of cash of $797,808, account receivable of $253,359,accounts receivable related parties of $6,362 and prepaid expense and other receivable of $19,770. The current liabilities of the Company at October 31, 2021 are composed primarily of accounts payable and accrued expenses of $159,840, accrued liabilities to related party of $221,924, deferred revenue of $204,961, plus an operating lease liability of $16,234.

Operating Activities: Net cash used in operating activities during the year ended October 31, 2021 was $60,985 compared to net cash provided of $101,550 for the same period in 2020. This represents a negative change of $162,535. The change in cash flow from operating activities is significant from 2021 to 2020 and due primary to change in accrued liabilities for related parties from 2020 to 2021.

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Financing Activities: Net cash provided by financing was $15,678 for the year ended October 31, 2021 compared to net cash provided by financing activities of $28,717 from the proceeds of the Canadian emergency loans.

As of October 31, 2021, the Company had total assets of $1,103,947 and total liabilities of $651,380 compared to $1,088,289 and $618,913, respectively in the same period in 2020. Stockholders’ equity as of October 31, 2021 was $452,567 compared to stockholder’s equity of $469,376 at October 31, 2020

Cash Requirements

The Company’s existing capital is sufficient to meet the Company’s cash needs if the Company continues to operate its ongoing business as presently conducted through revenues generated from operations of our subsidiary for the next twelve months. The Company may from time to time may seek additional equity or debt financing as it feels is required to continue the growth of the Company.

Going Concern

The financial statements accompanying this report have been prepared on a going concern basis, which implies that our company will continue to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company through its sale of software license and software support continues to generate positive cash flows adequate to support the cash requirements as a going concern and grow the business through reinvestment of the cash generated.

Future Financings

The Company’s existing capital is sufficient to meet the Company’s cash needs if the Company continues to operate its ongoing business as presently conducted through revenues generated from operations of our subsidiary for the next twelve months. The Company may from time to time may seek additional equity or debt financing as it feels is required to continue the growth of the Company.

Use of Estimates

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Significant estimates were made for the fair value of Common Stock issued for services and for estimating the useful life used for depreciation and amortization of our long-lived assets, and the valuation of deferred income tax assets. Actual results and outcomes may differ from management’s estimates and assumptions.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases, which amended current lease accounting to require lessees to recognize (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model. This standard will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company has adopted this ASU and determined there was no impact on our results of operations, cash flows or financial condition.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

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Principles of Consolidation

The consolidated financial statements of the Company include the Company and its wholly-owned subsidiaries Cogent Real Time Systems Inc. (Canada), Skkynet Corp. (Canada), Skkynet, Inc. (US). All material intercompany balances and transactions have been eliminated.

Revenue recognition

In April 2016, the FASB issued ASU 2016–10 Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The amendments in this Update do not change the core principle of the guidance in Topic 606. Rather, the amendments in this Update clarify the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. Topic 606 includes implementation guidance on (a) contracts with customers to transfer goods and services in exchange for consideration and (b) determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). The amendments are intended to render more detailed implementation guidance with the expectation to reduce the degree of judgement necessary to comply with Topic 606.

ASC Topic 606 prescribes a new five-step model entities should follow in order to recognize revenue in accordance with the core principle. These five steps are:

1.	Identify the contract(s) with a customer.
2.	Identify the performance obligations in the contract.
3.	Determine the transaction price.
4.	Allocate the transaction price to the performance obligations in the contract.
5.	Recognize revenue when (or as) the entity satisfied the performance obligations.

Effective November 1, 2018, the Company implemented the transition using the modified retrospective method of transition. Under this method the determination date of open contracts which could affect any adjustments was November 1, 2018. The open contracts at the time period are the unfulfilled portions of the maintenance contracts. Based on the cut off treatment of the recognition of revenue on the open contracts being determined at the end of the previous period and being no changes in the open obligation requirements, the Company has determined that there are no adjustments in the value of the revenue recognized from these contracts.

The Company has four revenue streams, each of which the revenue is recognized in accordance to the five steps included in Topic 606. The revenue streams are:

1.	Sale of software direct to the end customer
2.	Sale of software through distributors and channel partners
3.	Maintenance support services
4.	Cloud services

Revenue for the sale of software both directly to end users and through the distributor and channel partners is recognized upon delivery of the software and code required for the customer to install the software.

Maintenance support services are recognized as revenue on a straight-line basis over the service period of the arrangement. Revenue from cloud services is recognized over time (typically, on a monthly basis) as service is provided. Payments received in advance of services being rendered are recorded as deferred revenue and recognized to revenue when earned.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the fair value recognition provision of the Financial Accounting Standards Board(“FASB”) Accounting Standards Codification (“ASC”) No 718. The Company issues restricted stock to employees and consultants for their services. Cost of these transactions are measured at fair value of the equity instrument issued at the date of grant. These shares are considered fully vested and the fair market value is recognized as the expense in the period granted. The Company recognized consulting expense and a corresponding increase to the additional paid in capital related to the stock issued for services. For agreements requiring future services the consulting expense is to be recognized ratably over the requisite service period. The critical accounting policies and account pronouncements are an integral part of the footnotes of the audited financial statements and should be reviewed as part of our discussion of the financial results.

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Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect or change on the Company’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Company is a party, under which the Company has (i) any obligation arising under a guaranteed contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Management’s Plan of Operation and Business

Skkynet is a Nevada corporation headquartered in Mississauga, Canada. Skkynet operates its business through its wholly-owned subsidiaries: Cogent Real-Time Systems Inc. (“Cogent”), Skkynet, Inc. (“Skkynet (USA)”), Skkynet Corp. (“Skkynet (Canada)”). Skkynet was established to enhance Cogent’s existing business lines through the integration of cloud-based systems (“Cloud”), and to deliver a Software-as-a-Service (“SaaS”) product targeting the Industrial Internet of Things (“IoT”) market, now referred to by the terms “Industry 4.0” and “Industrial Internet Consortium”. We will also expand the areas of business activity to which our products and services are applied.

Boston Consulting Group issued reports on Industry 4.0 and how the future of productivity and growth in manufacturing industries will be impacted by the convergence of nine new technologies1, and how it will transform the industrial workforce2. Of the nine new technologies, several fit within the scope of Skkynet’s core technical expertise: the cloud, cybersecurity, the industrial internet of things, and horizontal and vertical system integration. Specifically, Skkynet provides software and related systems and facilities to collect process and distribute real-time information over networks. This capability allows our customers to both locally and remotely manage, supervise and control industrial processes and financial information systems. By using our software and web-based assets we provide our clients and their end-customers, the ability and tools to observe and interact with these processes in real-time. We give our customers the power to analyze, change and control their local and remote systems to meet regulatory requirements and exceed target objectives.

We believe there is a steady movement of manufacturing facilities from developed countries to underdeveloped countries because of the economic advantages of lowering production costs; however, this relocation process should not be viewed in traditional frameworks alone. In the United States there is a movement from high to low-cost states such as Alabama, and, for other reasons, European and Asian manufacturers are locating their own manufacturing facilities within the United States. The tendency is to relocate physical plants while preserving the overall engineering skills, process analytics and related intellectual property and management systems at home. This geographical distinction between production and engineering requires the ability to remotely monitor these systems during operations to control processes in real-time while preserving the safety, confidentiality and integrity of the manufacturer’s process and information. Our products and Cloud-based services are designed to address these issues and concerns.

Although we are primarily involved thus far in the areas of industrial processing and financial services, the concepts and software underlying our existing products and services are applicable to a variety of areas including fleet tracking, energy usage monitoring and control including wind power, solar power and agriculture. Our products are modular in design and are therefore well-suited for use in OEM and embedded products. We have obtained existing clients in some of these areas, but to date we have not had the resources to pursue systematically the marketing and sale of our products and services to these industries.

__________________

1 https://www.bcgperspectives.com/content/articles/engineered_products_project_business_industry_40_future_productivity_growth_manufacturing_industries/

2 https://www.bcgperspectives.com/content/articles/technology-business-transformation-engineered-products-infrastructure-man-machine-industry-4/

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Our acquisition of Cogent

In March 2012, we completed the acquisition of all of the issued and outstanding shares of common stock of Cogent from Sakura Software Inc. and Benford Consultancy Inc. in exchange for a total of thirty million (30,000,000) restricted shares of our common stock, as a result of which Cogent became our wholly-owned subsidiary. As part of the exchange transaction, we also issued 5,000 Series A Preferred share to Sakura Software and Benford Consultancy. Prior to the closing of the exchange transaction, we did not have any operating revenues. At the acquisition closing, Cogent’s business consisted primarily of providing connectivity and data acquisition to a wide variety of industrial and office hardware and software products, and then making that data available over a network using industry-standard protocols. Cogent currently markets its products and services primarily to manufacturers in industrial processes and financial services companies. Cogent had $1,830,459 in annual revenues from its operations for its fiscal year ended October 31, 2021 and $1,503,483 in annual revenues for the fiscal year ended October 31, 2020.

Our acquisition and subsequent sale of NiC

In November 2014, we completed the acquisition of all of the issued and outstanding shares of common stock of Nic Corporation (“NiC”, subsequently renamed Skkynet Japan 株式会社, “Skkynet Japan”) in Osaka, Japan from Mr. Akira Iwata, Ms. Takako Nishikawa, and Mr. Mitsuharu Sekiguchi in exchange for a total of one-hundred and ten thousand ($110,000.00) U.S. dollars and fifty thousand (50,000) restricted shares of our common stock, as a result of which NiC became our wholly-owned subsidiary. At the acquisition closing, NiC’s business consisted primarily of providing custom hardware and software development services to a variety of embedded industrial and office hardware and software products. In August 2017, NiC was formally renamed to Skkynet Japan to market and provide support for Skkynet’s products and services primarily to manufacturers in industrial processes and energy companies.

On August 1 2019, we completed the sale of Skkynet Japan back to the former owners in exchange for 22,500 shares of common stock and 272,500 options of the Company held by the former owners. In addition, intellectual property, software documentation, and source code of the Company was returned to the Company with the balance of the assets and liabilities remaining in Skkynet Japan. As part of the agreement, the name of Skkynet Japan was changed to exclude Skkynet in its new name.

Our business

We are an industrial middleware vendor that has specialized in providing connectivity and data acquisition to a wide variety of industrial and office hardware and software products and making that data available over a network using industry-standard protocols. We have introduced a number of innovations to our real-time data products including a high speed redundancy facility and a web-based user interface providing desk-top quality graphics, and more recently, inclusion of high speed storage capabilities. We have patented and patent-pending technologies that address the data transmission problems of data rate, latency, redundancy, and security in Cloud based systems with a unique push-pull system that insulates both a plant and a remote user from opening their firewalls to the Internet.

Our system can operate as a simple add-on to existing Supervisory Control and Data Acquisition (“SCADA”) or as the basis for new deployment. SCADA is a system that collects information from various sensors installed at a factory or other remote locations. All of the collected data is sent to a common or central computer for further processing and storage and is used to describe control processes in various industries such as water treatment, manufacturing processes, and environmental procedures.

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Skkynet’s award-winning SkkyHub™ service is compatible with our existing DataHub® and Embedded Toolkit (ETK) software. Current customers of our DataHub® software can easily configure it to immediately take advantage of our Cloud services. Our DataHub® software includes applications for all of the following uses:

—	real-time graphical web display of data, which includes collaborative screen development and full permissions-based access;
—

connection to data from OPC (open process control), DDE (dynamic data exchange) and Modbus servers to produce immersive real-time displays to analyze the current status of factory production, embedded systems or financial strategies;

----

connection to data from MQTT clients to connect remote sensors and other Cloud-based services, such as ‘big data’ analytics and Artificial Intelligence applications, offered by Amazon, Microsoft and Google;

—

a feature that enables full data mirroring designed to overcome DCOM (distributed component object models) server issues to permit connection to the most recent data available if a server is temporarily unavailable;

—	data logging which enables both reading and writing of data with any ODBC (open database connectivity) database such as most Windows and Linux databases;
—	creation of a data bridging interface to permit association of data points in one system with corresponding data points in another control system;
—	the ability to provide historical data within Amazon Kinesis, AVEVA Historian, AVEVA Insight, OSIsoft PI and/or InfluxDB, including unique store-and-forward capabilities;
—	data redundancy features; and
—

network system monitoring with the ability to query the operating system it is running on for system status and resource capacity such that this system wide monitoring of critical network resources can help identify problems.

These DataHub® features make our existing customer base a logical first marketing source for the adoption of our Cloud services. We recently launched Skkynet DataHub for Microsoft Azure, which is a fully managed service available within the Azure Marketplace. The Skkynet DataHub service connects seamlessly to Azure IoT Hub for real-time remote monitoring, control, and data logging, as well as offering many of the same features as the standalone DataHub software. Security is based on Skkynet’s patented technology that uses outbound-only connections to ensure that no attack surface is exposed on a local plant network. It requires no IT policy changes, no open inbound firewall ports, no VPNs, and no extra hardware while allowing real-time bi-directional data flow through DMZs and network proxies up to the cloud.

Our SkkyHub™ service provides the following additional functionality and features over the DataHub®:

—	scalable remote networking of industrial SCADA systems and embedded devices in real-time with built-in consolidation of data;
—	lower cost of ownership by not requiring any programing, no software to buy, no additional PC or server hardware to buy;
—	high-speed data throughput with the ability to collect, send, and receive up to 50,000 data changes per second at speeds just a few milliseconds over Internet latency;
—	robust security model, where no inbound connection requests to the SCADA system or embedded device are required;
—	full supports of industry standard SSL encryption protection, and no requirement for virtual private networks (VPNs) or additional security hardware;
—

no changes to the hardware or software of an existing system. Our customers can decide what data to transmit, and how: one-way or bidirectional, where all configuration changes are in the customers’ control;

—

view any connected process in a fully web-based interface, providing immersive graphics and real-time response that replicates or exceeds the performance of traditional human-machine-interfaces (HMIs);

—

granular security permissions so that qualified users can configure security settings to provide read-only access to limited data sets for public use, while giving bi-directional access to insiders. Authorized developers can access the complete online design interface;

—

create and edit screens from any location, all within a standard web browser; no coding or development system is required, and our customers can drag-and-drop desktop-quality graphics to build HMI screens right inside a web browser as it populates and displays data in real-time on the same screen; changes can be deployed to all users instantly; and

—

DataHub® Embedded Toolkit (ETK) provides a direct link to SkkyHub™ from a wide range of devices and operating systems, a seamless, end-to-end solution for M2M and viewing customer data from their device on the Internet.

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Our customers

Currently, our customers can be broadly categorized into two groups: industrial automation and financial trading. Industrial automation systems (including remote monitoring and tracking systems) account for approximately 80% of revenue, while financial trading, software support, custom development and legacy system support account for the remainder.

Over a seven year period, we, including the historical operations of Cogent, have provided our products and services to more than 2,000 customers in the following industries: Aerospace, Automation & Control, Chemicals, Communications, Education, Engineering, Energy & Utilities, Financial, Food& Beverage, Government & Municipal, Healthcare & Pharmaceutical, Instrumentation, Manufacturing, Natural Resources and System Integrators. We are well-diversified across these industries such that cyclical swings in any individual industries does not expose us significantly.

The Company sells to their end-user customers both directly and through resellers. Six resellers accounted for 50% of sales in 2021 and five resellers accounted for 50% of sales in 2020. The Company maintains all the information on their end user customers, and should a reseller discontinue operations, the Company can sell directly to the end user. No reseller has exclusivity in their territory. In 2021, no end user customers were responsible for more than 10% of our revenues and twenty-six (26) end user customers were responsible for approximately 50% of gross revenue. In 2020, no end user customer was responsible for more than 10% of revenue and twenty-seven (27) end user customers were responsible for approximately 50% of gross revenue.

Our financial customers are typically small to medium sized specialist trading firms or hedge funds targeting specific niches. We have customers working in risk management, futures trading, commodities trading, arbitrage, energy spot trading and other areas. Our software is used as a data transmission middleware allowing the customer’s analysts to apply proprietary algorithms to market data and then to distribute it to their clients at very high speed. Our customers in the financial sector are generally reluctant to share the details of their deployments due to competitive concerns, making sales by example more difficult.

Our products and services

Our business is organized such that we license our software under a variety of packaging and financial arrangements.

Our software is designed to be modular, with a set of more than 20 different features. We offer license packs (“Product Packs”) which represent common customer use-cases and individual add-on licenses (“Add-ons”). The combination of Product Packs and Add-on licenses allows the customer to fully customize a solution based on their own project requirements.

In addition, we offer customers the ability to license our products for use as SaaS with a view to relicensing them to others with whom they do business. We also offer our licenses with upgrades in the form of an on-going maintenance program and service program for which we charge additional fees depending upon the package of services requested.

We offer OEM customers the ability to re-brand our software to integrate it with their own product offering. This re-branding can be “shallow” or “deep.” Shallow rebranding modifies the icons, images, name and contact information our software presents to the end user. There is no attempt to hide the fact that the software was developed by us. Deep rebranding attempts to remove all visible indications that our software is being used by the OEM customer. This requires more work and ongoing maintenance, as well as formal agreements with regard to our intellectual property.

Industrial automation systems require expertise to configure properly. Generally, the customer has in-house IT expertise regarding its particular process but may have limited experience with our software or the details of communication integration. We offer consulting services to assist customers in configuring their systems and our software to smoothly integrate into their processes. We provide a limited amount of assistance at no charge as part of the sales cycle. Where the customer requires more involved assistance, we offer consulting services at market rates.

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As part of our expansion into Cloud services, we provide three types of Cloud service: remotely hosted Cloud systems, locally hosted Cloud systems, or a hybrid of the two. In the remotely located case, we maintain and manage the operating system infrastructure that allows users to access their industrial automation data via the Internet. We subcontract the Cloud hardware infrastructure from large, established vendors. In the locally hosted case, the customer is responsible for the hardware and data connectivity, and we will provide the software, and optionally the system administration for that software. A customer who wants a remotely located Cloud system will still be required to run some software locally. Our existing on-premises software acts as a bridge between the plant and the remote Cloud system, making a hybrid implementation possible. If the Cloud system becomes unavailable due to communication outage or hardware failure, the customer’s plant will still continue to run in isolation from the remote Cloud system, simply reconnecting once the remote system becomes available again. In effect, our Cloud offering acts as an extension of the local process to a wide-area network or to the Internet. For reasons of speed, security and resiliency we do not anticipate that customers will accept a purely Cloud-based system for their immediate industrial automation data needs. We believe that this may change in the future as technology and market expectations change, as they have done in other markets that have adopted purely Cloud-based services, such as, for example, Salesforce.com and customer relations management (CRM) software.

Our on-premises software is available for download from our website, https://cogentdatahub.com. Our Cloud-based service is available for registration at https://skkynet.com and at the Microsoft Azure Marketplace3. A customer can install and use the on-premises software in demonstration mode for a limited time, after which they can re-start the software to reset the time limit. This allows a potential customer to configure and test the software in their system before purchase, both to ensure that it will meet their needs and to determine which product features they will want to purchase. Similarly, the Cloud-based service is available to potential customers to sign up and use it for a paid trial to configure and test, as well as other service levels for full system implementations.

To ensure smooth implementation of our software in a customer’s environment we have organized approximately fifty (50) different technical partners and resellers in different geographic areas with whom we cooperate. Some of them also sell related hardware and software products of their own, and assist us in the installation, monitoring, and maintenance of our products within their customer base. These technical partners may be listed on our website. We continuously seek to recruit new technical partners. We have made recent progress on partnering with world-class hardware companies such as Microsoft (world’s largest software vendor), Siemens AG (world’s largest industrial automation vendor), AVEVA Group plc (formerly Schneider Electric Software, (the world’s largest industrial software market channel) and Red Lion Controls, part of Spectris plc, (a major industrial hardware vendor, and subsidiary of Spectris plc, a constituent of the FTSE 250 Index).

Our service supports potential and existing customers

The nature of our market and our sales style demand timely and thorough customer support both before and after a sale is made. Because a potential customer can download and test our software, we provide service support even before the sale is made. This supplies the customer with a no-risk mechanism for ensuring that the software will work in their system and gives us early feedback from the customer. If the customer has questions or concerns, they are answered immediately, making the subsequent sale and installation process simpler.

During the sales process, we work with customers via telephone or email to help them understand which product features are necessary for their projects. This starts with asking the customer to fill out a short questionnaire explaining their project needs when they ask for a cost quotation. If the customer is unsure about their software requirements, we assist by asking pertinent questions regarding the intended application and by providing clarification on the types of features they need.

We offer customer support via telephone email, fax and Internet message board during office hours. Where appropriate, we offer live desktop-sharing sessions with customers via video conference. This dramatically reduces the time to resolution when the customer’s network and security policy allow it. We have distributors in different parts of the world who offer support in the customer’s time zone and language. We place a high priority on support of distributors, including joint phone calls and video conference sessions with their customers to arrive at quick and satisfactory resolutions.

3 https://azuremarketplace.microsoft.com/en-us/marketplace/apps/cogentreal-timesystemsinc1581352149215.skkynetdatahub

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We incentivize distributors and resellers to develop their technical support capabilities by offering a price discount structure on software sales based on the degree to which the distributor can handle technical support requests from customers. Our goal is to have our sales occur through a combination of our direct efforts and reliance upon our global network of distributors, where the distributor provides support to the customer, and we provide support to the distributor.

Our marketing

We have a variety of marketing activities. We maintain a website at https://skkynet.com focused on general company information, updates, and press releases regarding the general operations of the business, and as an information portal for the SkkyHub™ service. We also maintain a complete library information section of blog articles, whitepapers, and industry news on implementing real-time data access over the Cloud. In 2018, we launched a Japanese version of our website at https://skkynet.jp.

Our primary means of contacting customers is through direct telephone and email contact; appearances at tradeshows, publications in recognized industry magazines and periodicals, our websites coupled with Google advertising and marketed WebEx presentations, including joint promotions with key partners and resellers. We use Google ad-words and search engine optimization to draw the attention of customers in our market. Some of our website materials can be technical in nature, and may include live demonstrations, training videos and instruction manuals. We invite potential customers to download trial versions of our software prior to purchase.

We maintain distribution relationships with approximately 50 companies around the world. These companies perform their own marketing and promotion to varying degrees, using both original material and material that we provide. We continue to seek new qualified distribution partners, and in 2019 we partnered with Siemens Mobility to co-market a hardware/software combined solution that includes our DataHub software,4 and we also became a Certified Technology Partner to AVEVA where our DataHub software is made available directly from AVEVA’s website for download and evaluation.5,6

In addition to the foregoing, we engage in the following activities as part of our marketing efforts. We have previously retained ARC Advisory Group and Gartner to promote our new version of the DataHub and the security model of our SkkyHub service. This is augmented by a product features within ARC email publications, and ARC Forum conferences in which direct client meetings are arranged. We send a monthly newsletter to an opt-in mailing list of more approximately 10,000 customers and contacts. We produce periodic press releases through a press release service. We maintain LinkedIn, Twitter, YouTube and blog accounts for outreach to our customers and to draw attention to aspects of our software and market.

We write and publish case studies of successful implementations of our software. These are sometimes produced in cooperation with distributors and are occasionally published in industry trade magazines. We publish white papers on technical subjects and send them to prospects and distributors, as well as distribute them on our website and through trade magazine websites. These activities are focused on education rather than promotion.

_________________

4 https://skkynet.com/siemens/

5 https://skkynet.com/aveva/

6 For example, https://www.aveva.com/en/products/datahub-tunneller-for-opc/

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Our revenue sources

Our revenue comes from the following sources:

•	Software licensing for industrial automation systems
•	Software licensing for OEM customers
•	Software licensing for financial trading systems
•	Software support program renewals
•	Legacy installation support
•	Custom integration and development
•	Monthly revenue from financial clients of Skkynet’s Vine™
•	SaaS revenue from industrial clients of SkkyHub™
•	SaaS revenue from Skkynet DataHub on Microsoft Azure

More than 80% of our revenues are derived from software licensing for industrial automation systems, while financial trading, software support, custom development and legacy system support account for the remainder.

Our expenses

Our typical expenses are primarily incurred in the following areas: wages, benefits and contractors of which about half are for software development; office and general; sales, marketing, advertising and promotion. In future years we expect the proportion of expenses in our operating budgets allocable to the categories of programming development and sales personnel to increase as well as the expenses associated with maintaining and improving our Cloud-based site for our customers.

Our business plans

We believe that we have substantial room for growth in three primary areas of our business. The first is the expansion of our current lines of business providing real-time data middleware to the industrial automation and financial trading markets. Second, is the deployment of our products and services through Cloud-based SaaS products. Third, is the application of our products and services to new business lines such as embedded products or combination solutions (such as our recent partnering with Siemens); where “edge-processing” is required (e.g. remote monitoring and control of assets over third party networks). We have had limited resources to apply to marketing and sales in these areas. We believe that this revenue can be improved through dedicated marketing and sales effort.

We expect the second area of growth to be in the provision of Cloud services for real-time data. This is a market that is still in its formative stages around the world, and our technology is well suited to its development. We will expand and focus our software development on modifying our existing products to provide a smoother and more secure user experience for real-time data handling in the Cloud. Real-time Cloud systems require two components – a local component running at the customer’s site, and a Cloud component running on a managed Cloud infrastructure system. Our software development will focus on improving the security and reducing the friction for users to deploy the local component on their systems. At the same time, we will improve the user experience and automation of the Cloud component to reduce the cost of management, deployment and scaling as the number of customers grows. We rent Cloud server space from Cloud infrastructure providers such as Amazon Web Services and Microsoft Azure, and/or run and maintain our own servers. In the future, we may transition to our own servers as resources permit, and if there is an economic rationale to do so.

We recognize that not all customers will be willing to entrust some of their data transmission to a third party, or to an Internet-based server. In these cases, we offer to deploy our software on private servers managed by the customer or local Cloud infrastructure providers. These “private Cloud” systems will require IT professionals to maintain them and will further require the attention of experts knowledgeable in real-time data systems. We offer our expertise on an ongoing basis to partially or completely manage private Cloud systems on behalf of our customers. For this reason, we are currently working to partner with Cloud infrastructure providers in other countries where there is sensitivity over customer data remaining inside those countries. In 2015, one such partner launched a new private Cloud service, iBRESS™, in Japan, and in December 2017, this partner launched a next-generation Cloud service localized to the Asian markets based on our SkkyHub™ service.

The third area of growth is also related to Cloud systems. For the past 20 years, commercial activity on the Internet has been dominated by business-to-consumer or business-to-business applications. The advent of extremely low-cost and low power consumption sensors will change that, making the Internet into a viable medium for machine-to-machine applications. That is, sensors, machines, appliances and other devices will become directly-connected data transmitters, numbering in the billions. This rise of machine-to-machine communication will require the kinds of real-time data distribution that will be at the center of our Cloud activity. We believe that our Cloud services will be positioned to take advantage of the future development of this “Internet of Things.” Some examples of applications that need this kind of data access are home energy monitoring, commercial building energy management, agricultural monitoring, weather monitoring, remote seismic sensing, fleet tracking and asset maintenance.

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Currently, we have a growing customer based in this area, but it is too soon to foresee to what extent, if at all, this aspect of our potential business will develop. However, we garnered significant industry recognition for our technology and SkkyHub™ service by winning Nokia’s Open Innovation Challenge 2015 in Helsinki, Finland. We have also garnered recognition in academia, as exemplified by the 2016 IEEE publication titled “Cloud Communication for Remote Access Smart Grid Testbeds” by Mehmet H. Cintuglu and Osama A. Mohammed of Florida International University, which concluded that “cloud communication can be successfully implemented for actual smart grid power systems test beds.”

These business areas are inter-related. A customer of our Cloud services may also want to install our middleware software in their plant facility. Any existing middleware customer is a potential customer for our Cloud services. In effect, each of our commercial offerings will act as a possible source of sales for the others. Our goals in increasing our sales of middleware software are both to improve short-term revenue and to create a market for our Cloud services. Once established, our Cloud services will further create a market for our middleware products.

In order to pursue all of these business areas, we will require capital to hire the personnel needed to explore and develop a strategy to pursue potential customers in each area.

Our intellectual property

We have an exclusive license of all of our intellectual property and enhancements thereof, licensed to Cogent Real-Time Systems, Inc., our wholly owned subsidiary, from an affiliated corporation, Real Innovations International LLC, (“Real Innovations”) that is 100% indirectly owned by our CEO and COO. See “Certain Relationships and Related Transactions.” In return for the assignment, Real Innovations required a one-time payment of $30,000 to Cogent. Cogent elected to forgo the payment allowing Real Innovations to offset future expenses against the payment. There is no ongoing royalty payment or other form of compensation from Real Innovations to Cogent under the Assignment Agreement. As a result of this license we have five U.S. patents and several patent applications pending for the real-time technologies employed in our software products. The first patent family is directed toward a system and method for providing real-time data to a web browser through use of a Rich Internet Application (“RIA”). Specifically, the graphical and networking features of RIA frameworks allow our software to provide low-latency, real-time data applications in a traditional web browser. The patent family includes U.S. Utility Patent Serial Nos. 8,661,092, 9,667,689 and 10,498,796, Japanese Patent Nos. JP6227249 and JP6314204, and Canadian Patent No. 2,813,076.

The second patent family includes U.S. Patent Serial Nos. 9,100,424, 9,288,272 and 9,762,675 directed towards system and methods for secure real-time cloud services. The system and methods provide a communication framework between sensors, devices, and machinery and the users of that data from any remote location that is connected to the Internet without requiring open inbound firewall ports, while at the same time enabling high data rates, low latency and full bi-directionality. The graphical and networking features of RIA frameworks in combination with the patented system and method provide low-latency, real-time data applications in a web browser securely over the Internet. The patent family includes Japanese Patent No. JP6689838, and Canadian Patent Application No. 2,991,685.

A third patent family includes U.S. Patent Serial Nos. 10,462,406 and 10,558,744 for improved methods to network bidirectional real-time data directly from within Microsoft Excel. Corresponding Canadian Patent Application No. 3,062,745 is pending.

A fourth patent family includes unpublished, pending U.S. patent applications to novel methods for tunnel historical data. International applications will be filed within the required timelines.

A fifth patent family includes an unpublished, pending U.S. provisional patent application to novel methods of multi-device support for certain IoT protocols.

Further patents are being sought as new technologies are being developed.

As part of our license we have the exclusive right to use several registered trademarks including “DATAHUB” and “SKKYNET” which are registered in the United States and Canada. We have trade secrets and technical know-how that we protect through confidentiality and restrictive covenants with our employees and contractors. Finally, under our license agreement, we have exclusive rights to all copyrighted software and written materials, which are stored as backups in several different physical locations, and in secure, encrypted format.

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Our competition

We face competition from several vendors who offer products similar to ours in the industrial automation space. Some of these competitors have resources and revenues larger than ours; however, our software is compatible with their products, making it common for a customer to install software from both us and our competition in the same system. We are not aware of direct competition for our products in the financial services sector. Two companies, Tibco Software, Inc. and Lightstreamer Srl, provide software that overlaps with some of the capabilities of our software; however, to our knowledge the Cogent DataHub® and Vine™ are the only products that provides real-time, bi-directional data links between Excel spreadsheets over the Internet or on a network. There are also a number of large industrial automation vendors who offer SCADA systems to their clients. Examples include Siemens, ABB, Emerson Process Management, Rockwell Automation, Honeywell Process Solutions, Schneider Electric (AVEVA), GE Invensys and PTC. We view these companies and others performing similar services as potential competitors inasmuch as they have resources to link their SCADA functions to a Cloud based system; however, we are not currently aware that any vendor is doing so yet. Since these companies already have an installed base of SCADA customers whose systems can be easily connected to our software, these companies also represent an opportunity for joint sales or OEM licensing. A number of these companies are already our customers, and two are official partners (Siemens and AVEVA/Schneider).

There do not currently appear to be Cloud system companies organized for the purpose of hosting real-time industrial data and connectivity. One company, LogMeIn, Inc. (previously Pachube and then Cosm Ltd.), is providing Cloud storage services branded under Xively™ for sensor data, but we do not regard them as competitive due to their focus on storage rather than real-time collection and distribution. Cloud infrastructure companies such as Amazon, Microsoft (Azure) and Google offer pre-configured applications or computing platforms for remotely hosting a customer’s IT activities. Their primary purpose is to provide the computing substrate for the customer’s applications. As such, these companies, as presently operated, act as suppliers of computing resources to us, not as competition. For instance, we recently became a Microsoft Partner, as we released a version of our DataHub® product that is available directly from Microsoft’s Azure marketplace website.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table contains information with respect to our directors and executive officers. To the best of our knowledge, none of our directors or executive officers have an arrangement or understanding with any other person pursuant to which he or she was selected as a director or officer. There are no family relationships between any of our directors or executive officers. Directors hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. Our executive officers are appointed by and serve at the pleasure of the board of directors until their death, resignation, or removal from office.

Name	Age	Director Since	Position
Mr. Andrew S. Thomas	58	November 2011	Chairman of the Board of Directors, CEO & Director
Mr. Paul E. Thomas	47	March 2013	Director, President and Secretary
Mr. Paul Benford	55	March 2013	Director and COO
Mr. Lowell Holden	79	March 2012	CFO and Treasurer
Mr. Xavier Mesrobian	58	October 2013	VP Sales & Marketing
Mr. Norman Evans	67	August 2013	Independent Director
Mr. Kenneth W. Jennings	73	August 2013	Independent Director
Mr. John X. Adiletta	73	September 2014	Independent Director

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Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee of our company, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

ANDREW S. THOMAS: Mr. Andrew S. Thomas has been the Chief Executive Officer and the Chairman of the Board of Director of Skkynet since November 1, 2011. From May 1995 to the present, Mr. Thomas has been the founder, President and CEO of Cogent Real-Time Systems, Inc. our wholly-owned subsidiary. Prior thereto from 1992-1995 Mr. Thomas was an independent process control consultant and systems integrator and software developer of real time data communications systems. Mr. Thomas received a Master of Applied Science in Engineering from the University of Waterloo in 1991 and a B.A. in Applied Science from the University of Waterloo in 1987. Mr. Andrew Thomas’s qualifications to serve as a director of the Company consist of his experience in our products and services development and strategic planning, and his broad, fundamental understanding of the business drivers affecting the Company.

PAUL E. THOMAS: Mr. Paul E. Thomas has been the President and Assistant Secretary of Skkynet since November 26, 2011 and became a member of the Board of Directors on March 26, 2013. Mr. Paul Thomas has also been Vice President of Intellectual Property for Cogent since January 1, 2012. Mr. Paul Thomas is the brother of our CEO and Board Chairman, Andrew S. Thomas. From September 2008 to the present Mr. Thomas has been the founder and principal of a group of affiliated companies, LifeCycle IP Management, Inc. and LifeCycle Capital Partners, Inc. that are engaged in various IP related businesses including valuations, due diligence, transactions analysis and structuring, strategic partnering and filing and processing IP applications to regulatory authorities. Prior thereto, from January to September 2008, Mr. Thomas was Assistant General Counsel at Iovate Health Sciences at which he managed the global IP portfolio of more than 100 patent families of products. Prior thereto, Mr. Thomas from 2007 to 2008 Mr. Thomas was IP and Corporate Development Counsel at Cipher Pharmaceuticals, Ltd., and during the period between 2000-2007 Mr. Thomas practiced intellectual property law as an associate lawyer at three different law firms in Toronto Canada. Mr. Thomas is a registered patent agent with the U.S Patent and Trademark Office and a registered patent and trademark agent with the Canadian Patent Office. Mr. Thomas received his J.D. from the University of British Columbia in 2000. He also received a Master of Applied Science in Chemical Engineering from the University of British Columbia in 1998 and a B.A in Applied Science, Chemical Engineering from Queen’s University, Kingston in 1995. Mr. Paul Thomas’s qualifications to serve as a director of the Company consist of his experience in fund raising activities for developing companies, public and private, and proper planning for intellectual property development and protection of our products and services.

PAUL BENFORD: Mr. Paul Benford has been the Chief Operating Officer of Skkynet since November 1, 2011 and became a member of our Board of Directors on March 26, 2013. From 1995 to the present Mr. Benford has been the Business Manager of Cogent. Prior thereto, from 1992 through 1995 Mr. Benford was an independent process control consultant and an application engineer. Mr. Benford received a Master of Applied Science in Mineral Process Engineering from the University of British Columbia in 1993, and a B.A. with honors from the Camborne School of Mines in Cornwall, United Kingdom in 1990. Mr. Paul Benford’s qualifications to serve as a director of the Company consist of his experience in the fields of strategies of customer development and forms of communication with a variety of corporate constituencies in the industries within which we operate.

LOWELL HOLDEN: Lowell Holden has been the CFO and Chief Accounting Officer of the Company since March 2012. Since 1983, Mr. Holden has owned and operating his own consulting firm, LS Enterprises, Inc., which provides business consulting, accounting and other services to businesses. Mr. Holden has a broad range of business experience including managing, securing financing, structuring of transactions, and is experienced and knowledgeable in managing relationships with customers, financing institutions and stockholders. He also serves as CFO and director of Nascent Biotech (NBIO), PTS, Inc (PTSH) and CFO and director of EMR Technology Solutions Inc. Mr. Holden also has a background in assisting companies in fulfilling their financial auditing and SEC reporting requirements. Mr. Lowell Holden has a Bachelor of Science degree from Iowa State University.

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XAVIER MESROBIAN: Mr. Xavier Mesrobian has been the Vice President of Sales and marketing since October 1, 2013. He has direct experience with cutting edge venture-backed software start-ups and possesses extensive experience in technical sales. Since 2008, Mr. Mesrobian was an Account Development Executive at ADP Inc., Dealer Services Division. Prior to his work at ADP, from 2003 to 2007, he was Director of Product Management and Business Development at Decisiv, Inc., a leading provider of a Service Relationship Management (SRM) platform, and prior thereto he was the Director of Market Development at Novarra Inc., an internet mobility software company. Mr. Mesrobian received a BA from Carleton University in Economics.

NORMAN EVANS: Mr. Norman Evans has been a director of the Company since August 2013 and has retired as the Chief Financial Officer of Cipher Pharmaceuticals Inc., a Canadian publicly-listed pharmaceutical company. Mr. Evans is also a Chartered Accountant with over 25 years of business experience. Prior to his work at Cipher, from 1996 to 2006, Mr. Evans was Vice-President of Finance at MDS Pharma Services, a pharmaceutical services company, and prior thereto was a Partner at Ernst & Young Inc. Mr. Evans received a B.Sc. from Concordia University and received his Canadian Chartered Accountant designation in 1980. Mr. Evans’ qualifications to serve as a director of Skkynet consist of his experience in conducting audits, corporate governance and financial reporting for public companies.

KENNETH JENNINGS: Mr. Kenneth Jennings has been a director if the Company since August 2013 and is also Vice President of Kinesis Identity Security System Inc., a software security company. Prior to his work at Kinesis, from 1991 to 2009, Mr. Jennings held senior roles including VP of Manufacturer Solutions & Consulting, VP of Marketing, and VP of Sales at ADP Dealer Services, a division of ADP Inc., the payroll outsourcing company. Mr. Jennings’ qualifications to serve as a Director of Skkynet consist of over 30 years of experience in business development, strategy and in leading business-to-business software sales and marketing teams.

JOHN X. ADILETTA: Mr. Adiletta has been a director of the Company since September 2014. Since 2015, Mr. Adiletta has been the President and Chief Executive Officer of EMR Technology Solutions, Inc., a U.S. based holding company that acquires medical technology related products and services. As managing partner of PCS Management Group since its founding in 1993, Mr. Adiletta has hands on experience in mergers and acquisitions as they pertain to medical and security products and services, telecommunications providers, data carriers, and related suppliers. He has also served on boards of directors for technology companies in various capacities including the audit, compensation, and corporate governance committee

Family Relationships

There is no family relationship between or among any Officer and Director except that Andrew S. Thomas and Paul E. Thomas are brothers.

Conflict of Interest

Although each of our employment agreements permit the employee to engage in other business activities, Mr. Andrew S. Thomas and Mr. Paul Benford, respectively, our CEO and COO, devote substantially all of their business activities time to the business of the Company and its subsidiary, Cogent. Mr. Paul E. Thomas and Mr. Lowell Holden devote not less than 80% and 15%, respectively, of their overall business activities to the business of the Company and its subsidiary Cogent. There will be occasions when the time requirements of the Company’s business conflict with the demands of their other business and investment activities. Such conflicts may require that the Company attempt to employ additional personnel. There is no assurance that the services of such persons will be available or that they can be obtained upon terms favorable to the Company.

There is no procedure in place which would allow the Officers and Directors to resolve potential conflicts in an arms-length fashion. Accordingly, they will be required to use their discretion to resolve them in a manner which they consider appropriate.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

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Board Independence

As currently constituted and applying the rules of NASDAQ, Norman Evans, Kenneth Jennings and John X Adiletta are the members of our Board of Directors that are independent. We are committed to eventually establishing a board in which a majority of our members consist of independent directors, as defined under the NASDAQ rules. Our ability to implement this goal will depend upon the growth of the Company and our ability to attract and compensate strategic persons willing to serve in that function.

Code of Ethics

We have adopted a Code of Ethics which covers the Chief Executive Officer and Chief Financial Officer, which is administered and monitored by the Board of Directors as a whole.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission (SEC) require our directors, executive officers and persons who own more than 10% of our Class A common stock to file reports of their ownership and changes in ownership of our Class A common stock with the SEC. Based solely upon a review of copies of such forms filed on Forms 3, 4, and 5, and amendments thereto furnished to us, we determined that no director, executive officer or beneficial owner of more than 10% of our common stock failed to file a report on a timely basis during the year ended October 31, 2021

Name	Position	Filed Reports Timely
Andrew S. Thomas	Officer, Director	Yes
Paul E. Thomas	Officer, Director	Yes
Paul Benford	Officer, Director	Yes
Lowell Holden	Officer	Yes
Xavier Mesrobin	Officer	Yes
Norman Evans	Director	Yes
Kenneth Jennings	Director	Yes
John X Adiletta	Director	Yes
Michael Thomas	Advisor	Yes

Audit Committee and Audit Committee Financial Expert

The Company has an audit committee comprising Norman Evans (Chair), Kenneth Jennings and John X Adiletta, each of whom is an “independent” director as determined under the rules of the Exchange Act and NASDAQ and a compensation committee comprising Kenneth Jennings (Chair), John X Adiletta and Norman Evans. The Company currently does not have a nominating committee.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables sets for the compensation cash and accrual for all officers and directors during the past three years:

DIRECTORS and OFFICERS - COMPENSATION

		Annual compensation			Long-term compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other annual compensation ($)	Restricted stock award(s) ($)	Securities underlying options/ SARs (#)	LTIP payouts ($)	All other compensation ($)	Total Compensation
Andrew S. Thomas, (1,4,7) Chief Executive Officer	2021 2020 2019	111,340 126,457 105,174	42,542 45,046 -	- - -	- - -	- - -	- - -	- - -	153,882 171,503 105,174

Paul Benford, (1,7) Chief Operating Officer	2021 2020 2019	111,340 126,457 105,241	42,542 31,532 -	- - -	- - -	- - -	- - -	- - -	153,882 157,989 105,241

Lowell Holden, (2) Chief Financial Officer	2021 2020 2019	48,000 48,000 48,000	7,755 10,000 -	- - -	- - -	- - -	- - -	- - -	55,755 58,000 48,000

Paul E. Thomas, (3,7) President	2021 2020 2019	111,340 126,457 105,241	42,542 31,532 -	- - -	- - -	- - -	- - -	- - -	153,882 157,989 105,241

Xavier Mesrobin. Vice President Sales(6,7)	2021 2020 2019	107,364 100,422 78,997	21,673 31,157 10,860	29,301 17,539 -	- - -	- - -	- - 29,652	- - -	158,338 149,318 119,509

Norman Evans, Director (5)	2021 2020 2019	- - -	- - -	30,000 30,000 30,000	- - -	- - -	- - -	- - -	30,000 30,000 30,000

Kenneth Jennings, Director (5)	2021 2020 2019	- - -	- - -	30,000 30,000 30,000	- - -	- - -	- - -	- - -	30,000 30,000 30,000

John X Adiletta, Director (5)	2021 2020 2019	- - -	- - -	30,000 30,000 30,000	- - -	- - -	- - -	- - -	30,000 30,000 30,000

(1)	Mr. Andrew S. Thomas and Mr. Benford each received cash salary paid by Cogent Real-Time Systems Inc. of $111,340 plus bonuses of $42,542, respectively.
(2)	Mr. Holden through LS Enterprises, Inc., a company of which he is President, received $48,000 plus a bonus of $7,755 for serving as an officer
(3)	Mr. Paul E. Thomas received cash payments of $111,340 for consulting services through LifeCycle IP Management Inc., which he owns, plus a bonus of $42,5422.
(4)	Ms. Shizuka Thomas, wife of Mr. Andrew S. Thomas, was paid $46,980 during fiscal year 2021 for services as a Japanese business manager and translator.
(5)	Directors fees of $30,000 per year per director were paid in cash to three outside directors.
(6)	Mr. Mesrobian was paid in cash $103,346 in salary and $29,301 in commissions plus a bonus of $21,673.
(7)	Compensation is calculated in US dollars for reporting purposes causing a variance from year to year on persons paid in Canadian dollars.

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Employment Agreements

We and our subsidiary, Cogent, have employment agreements with all of our executive officers. The terms and conditions of each such agreement are described below.

Effective January 1, 2012, our subsidiary, Cogent, entered into an Employment Agreement (the “Agreement”) with our CEO, Andrew S. Thomas commencing January 1, 2012. Mr. Thomas will perform identical duties for our Company as well. The Agreement is for a three-year term commencing on January 1, 2012 and provides for automatic renewal of successive one-year terms unless notice is provided ninety (90) days prior to the expiration of the then current term. The agreement provides that Mr. Thomas is to receive an annual base salary of CDN$140,000, subject to annual increase at the discretion of our Board of Directors. In addition, Mr. Thomas is eligible for an annual cash bonus in an amount to be determined by and otherwise subject to the discretion of the Board of Directors. Under the Agreement, this determination is to be based upon the Board of Directors review of Mr. Thomas’s performance. While employed with the Company, the Agreement allows Mr. Thomas to engage in other limited business activities that are not competitive with and do not involve the Company, subject to the prior disclosure to the Company. The Employment Agreement permits Mr. Thomas to terminate his employment in the event of a change of control or certain enumerated material breaches thereof by the Company.

Effective January 1, 2012, our subsidiary, Cogent, entered into an Employment Agreement (the “Agreement”) with our COO, Paul Benford commencing January 1, 2012. Mr. Benford will perform identical duties for our Company as well. The Agreement is for a three-year term commencing on January 1, 2012 and provides for automatic renewal of successive one-year terms unless notice is provided ninety (90) days prior to the expiration of the then current term. The agreement provides that Mr. Benford is to receive an annual base salary of CDN $140,000, subject to annual increase at the discretion of our Board of Directors. In addition, Mr. Benford is eligible for an annual cash bonus in an amount to be determined by and otherwise subject to the discretion of the Board of Directors. Under the Agreement, this determination is to be based upon the Board of Directors review of Mr. Benford’s performance. While employed with the Company, the Agreement allows Mr. Benford to engage in other limited business activities that are not competitive with and do not involve the Company, subject to the prior disclosure to the Company. The Employment Agreement permits Mr. Benford to terminate his employment in the event of a change of control or certain enumerated material breaches thereof by the Company.

Effective January 1, 2012, our subsidiary, Cogent, entered into an Employment Agreement (the “Agreement”) with its Vice President of Intellectual Property, Paul E. Thomas commencing January 1, 2012. Mr. Paul Thomas will also serve as President for our Company as well. The Agreement is for a three-year term commencing on January 1, 2012 and provides for automatic renewal of successive one-year terms unless notice is provided ninety (90) days prior to the expiration of the then current term. The agreement provides that Mr. Paul Thomas is to receive an annual base salary of CDN $140,000, subject to annual increase at the discretion of our Board of Directors. In addition, Mr. Thomas is eligible for an annual cash bonus in an amount to be determined by and otherwise subject to the discretion of the Board of Directors. Under the Agreement, this determination is to be based upon the Board of Directors review of Mr. Paul Thomas’s performance. While employed with the Company, the Agreement allows Mr. Paul Thomas to engage in other limited business activities that are not competitive with and do not involve the Company, subject to the prior disclosure to the Company. The Employment Agreement permits Mr. Paul Thomas to terminate his employment in the event of a change of control or certain enumerated material breaches thereof by the Company.

Effective April 16, 2012, the Company entered into an Employment Agreement (the “Agreement”) with our Chief Financial Officer, Lowell T. Holden commencing April 16, 2012. The Agreement is for an eight-month term commencing on April 16, 2012 and provides for automatic renewal of successive quarterly terms unless notice is provided ninety (90) days prior to the expiration of the then current term. The agreement provides that Mr. Holden is to receive an annual base salary of $48,000, subject to annual increase at the discretion of our Board of Directors. In addition, Mr. Holden is eligible for an annual cash bonus in an amount to be determined by and otherwise subject to the discretion of the Board of Directors. Under the Agreement, this determination is to be based upon the Board of Directors review of Mr. Holden’s performance. While employed with the Company, the Agreement allows Mr. Holden to engage in other limited business activities that are not competitive with and do not involve the Company, subject to the prior disclosure to the Company. The Employment Agreement permits Mr. Holden to terminate his employment in the event of a change of control or certain enumerated material breaches thereof by the Company.

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Effective October 1, 2013, the Company entered into an Employment Agreement (the “Agreement”) with our Vice President, Sales & Marketing, Xavier Mesrobian commencing November 1, 2013 for an indefinite term. The agreement provides that Mr. Mesrobian is to receive an annual base salary of CDN$100,000, subject to annual increase at the discretion of our Board of Directors, and a commission calculated quarterly based on sales/revenue growth of the Company. In addition, Mr. Mesrobian is eligible for an annual cash bonus in an amount to be determined by and otherwise subject to the discretion of the Board of Directors. Under the Agreement, this determination is to be based upon the Board of Directors review of Mr. Mesrobian’s performance. The Employment Agreement permits Mr. Mesrobian to terminate his employment in the event of a change of control or certain enumerated material breaches thereof by the Company.

Directors each receive $2,500 per month in fees that had been accrued but not paid and are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meeting of the Board of Directors.

The Company has no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to the Company’s directors or executive officers.

The Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any executive officer or director, where such plan or arrangement would result in any compensation or remuneration being paid resulting from the resignation, retirement or any other termination of such executive officer’s employment or from a change-in-control of the Company or a change in such executive officer’s responsibilities following a change-in-control and the amount, including all periodic payments or installments where the value of such compensation or remuneration exceeds $100,000 per executive officer.

During the last completed fiscal year, no funds were set aside or accrued by the Company to provide pension, retirement, or similar benefits for Directors or Executive Officers.

Narrative Disclosure to Summary Compensation Table

There are no employment contracts, compensatory plans or arrangements, including payments to be received from our company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with our company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of our company.

Stock Option Plan

The Company, under its 2012 Stock Option Plan, issues options to various officers, directors, and consultants. The options vest in equal annual installments over a five year period with the first 20% vested when the options are granted. All of the options are exercisable at a purchase price based on the last trading price of the Company’s common stock.

On December 12, 2019, the Company issued 336,250 options: 120,000 to two officers, 11,250 to three independent directors and 205,000 to six employees and consultants. The options are exercisable into common stock of the Company at $0.59 per share. The Company calculated a fair value of the options of $132,673 using the Black Scholes option pricing model with computed volatility of 207%, risk-free interest rate of 2%, expected dividend yield 0%, stock price at measurement date of $0.39 and the expected term of ten years. The options are expensed over a five-year period with 20% upon issuance and 20% for the first and each subsequent year.

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On December 15, 2020, the Company issued 41,250 options: 11,250 to three independent directors and 30,000 to three consultants. The options are exercisable into common stock of the Company at $0.64 per share. The Company calculated a fair value of the options of $27,190 using the Black Scholes option pricing model with computed volatility of 201%, risk-free interest rate of 2%, expected dividend yield 0%, stock price at measurement date of $0.68 and the expected term of ten years. The options are expensed over a five-year period with 20% upon issuance and 20% for the first and each subsequent year.

The Company has elected to amortize the options over the vesting period of the option as stock-based compensation. During the year ended October 31, 2021, the Company expensed $194,926 for options. The unrecognized future balance to be expensed over the term of the options is $132,610.

The number of options exercisable as of year ended January 31, 2022 was 6,120,170.

The following sets forth the options granted and outstanding as of October 31, 2021:

			Weighted
		Weighted	Average
		Average	Remaining	Granted
		Exercise	Contract	Options	Intrinsic
	Options	Price	Life	Exercisable	Value
Outstanding at Year Ended October 31, 2019	7,581,400	0.13	7.19	5,470,540	$1,827,117
Granted	336,250	0.56	9.50	--	--
Exercised	--	--	--
Forfeited	--	--	--	--	--
Outstanding at Year Ended October 31, 2020	7,917,650	0.15	6.16	5,765,680	3,627,845
Granted	41,250	0.64	9.63	--	--
Exercised	-	--	--	--	--
Forfeited	--	--	--	--	--
Outstanding at Yar Ended October 31, 2021	7,958,900	0.15	5.16	6,081,250	$3,805,201

Equity Compensation Plan Information

The Company utilizes the shares available under the Plan described above to issue shares of stock as compensation to employees, consultants and officers and directors. At the end of each quarter, the Board of Directors of the Company determines the number of shares to be issued pursuant to the Plan.

Compensation of Directors

We reimburse our directors for expenses incurred in connection with attending board meetings. We pay our directors $30,000 per year in cash compensation for services rendered as a director.

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors have received stock options to purchase common shares as awarded by our board of directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. No director received and/or accrued any cash compensation for their services as a director, including committee participation and/or special assignments. The directors have been awarded an aggregate of options for the efforts as directors.

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Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Employment Agreements

Currently, the Company has employment agreements with all officers.

Board of Directors

Our directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Our officers are appointed by and serves at the discretion of the Board of Directors or until their death, retirement, or removal from office.

Indemnification of Directors and Executive Officers and Limitation of Liability

Nevada law generally permits us to indemnify our directors, officers, employees, and agents. We, as a corporation organized in Nevada, may indemnify our directors, officers, employees, and agents in accordance with Nevada Law. Our Certificate of Incorporation, as amended, does not contain any specific language enhancing or limiting the general Nevada statutory provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth, , certain information concerning the beneficial ownership of our common stock, by (i) each person known by us to own beneficially five per cent (5%) or more of the outstanding shares of each class, (ii) each of our directors and executive officers, and (iii) all of our executive officers and directors as a group.

The number of shares beneficially owned by each 5% stockholder, director or executive officer is determined under the rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares that the individual or entity has the right to acquire through the exercise of any stock option, warrant or other right, or the conversion of any security. Unless otherwise indicated, each person or entity has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares as of October 31, 2021.

Name and Address (1)	Shares of Common Stock Beneficially Owned		Percent of Common Stock	Exercisable Options
Andrew S. Thomas 2233 Argentia Road, Suite 306, Mississauga, Ontario, Canada, L5N 2X7	21,702,000		42.08	769,020
Paul E. Thomas 2233 Argentia Road, Suite 306, Mississauga, Ontario, Canada, L5N 2X7	5,000,000		9.70	431,580
Paul Benford 2233 Argentia Road, Suite 306, Mississauga, Ontario, Canada, L5N 2X7	8,298,000		16.09	491,080
Lowell Holden (2) 2233 Argentia Road, Suite 306, Mississauga, Ontario, Canada, L5N 2X7	208,989	(2)	0.40	103,500
Norman Evans (1) 2233 Argentia Road, Suite 306, Mississauga, Ontario, Canada, L5N 2X7	245,600		0.48	71,250
Kenneth Jennings (1) 2233 Argentia Road, Suite 306, Mississauga, Ontario, Canada, L5N 2X7	123,000		0.24	256,800
John X Adiletta(1) 2233 Argentia Road, Suite 306, Mississauga, Ontario, Canada, L5N 2X7	185,533		0.36	63,750
Xavier Mesrobian (1) 2233 Argentia Road, Suite 306, Mississauga, Ontario, Canada, L5N 2X7	24,500		0.00	462,250

All directors and officers as a group as of October 31, 2021	35,787,622		69.35	2,649,230

(1)	Denotes officer or director.
(2)	Mr. Holden holds 198,989 of his shares directly and 10,000 indirectly through a related party.

Change in Control:

There are no arrangements known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Sakura Software, a corporation owned by our CEO and Chairman of the Board of Directors, Andrew S. Thomas, and Benford Consultancy, a corporation owned by our COO and a member of our Board of Directors, Paul Benford, own, respectively, 72.34% and 27.66% of the issued and outstanding shares of Real Innovations International LLC, (“Real Innovations”) a corporation organized under the laws of Nevis, West Indies. In March 2012, Cogent, our operating subsidiary, assigned all of its intellectual property including the pending patent applications for its real-time data transmission and display technology (the “IP”) to Real Innovations under an assignment of intellectual property agreement (the “Assignment Agreement”). In return for the assignment Real Innovations required a one-time payment of $30,000 to Cogent. Cogent elected to forgo the payment allowing Real Innovations to offset future expenses against the payment. There is no ongoing royalty payment or other form of compensation from Real Innovations to Cogent under the Assignment Agreement.

Real Innovations, in turn, entered into a master intellectual property license agreement (the “License Agreement”) with Cogent for all of the same IP. Under the License Agreement Real Innovations granted a royalty-free license in perpetuity to Cogent for the use and exploitation of the IP in return for which Cogent agreed to: (i) pay all operating expenses of Real Innovations incurred in connection with the continued prosecution of pending patent applications and others that may be prepared; (ii) prosecute all claims for infringement of the IP; (iii) defend and indemnify Real Innovations from and against all claims of infringement of the IP asserted by third parties against Real Innovations, Cogent or our Company; (iv) purchase liability insurance in favor of Real Innovations for this purpose. Under the termination provision of the licenses agreement, there is no unilateral right of termination. Termination may occur by mutual consent of the parities, the Company ceasing doing business, by breach by the Company or by the Company failing to maintain the license and the support to prosecute and protect the license under applicable laws.

Under the License Agreement, Messrs. Andrew S. Thomas and Paul Benford will benefit indirectly from their indirect ownership of all of the shares of Real Innovations to the extent of any such payments or other undertakings by Cogent on behalf of Real Innovations, but the exact amount of these benefits cannot be determined at this time. As of October 31, 2021, the Company has not made payments per the agreement.

Mr. Andrew S. Thomas and Mr. Paul Benford were each paid $153,882 as salary and bonus, for the fiscal year ended October 31, 2021 for serving as the CEO and COO of Cogent. Ms. Shizuka Thomas, the wife of Mr. Andrew S. Thomas, received $46,980 as salary for the fiscal year ended October 31, 2021 for services as a Japanese business manager and translator.

Mr. Lowell Holden, the Chief Financial Officer of the Company, was paid $55,755 during the year ended October 31, 2021 in consulting fees and bonus by the Company

Mr. Paul E. Thomas, the President of the Company was paid $153,882 for services for the fiscal year ended October 31, 2021.

On December 20, 2020, the Company issued 11,250 options to three independent directors.

Except as described above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party during the past two years, or in any proposed transaction to which our company is proposed to be a party:

A.	any director or officer;
B.	any proposed nominee for election as a director;
C.	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or
D.	any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary.

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Board Independence

Because our Common Stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship, which in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company;

•

the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

•

the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•

the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•

the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

As currently constituted and applying the rules of NASDAQ, three of the members of our Board of Directors is independent. We are committed to eventually establishing a board in which a majority of our members consist of independent directors, as defined under the NASDAQ rules. Our ability to implement this goal will depend upon the growth of the Company and our ability to attract and compensate strategic persons willing to serve in that function.

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DESCRIPTION OF SECURITIES

General

The Company’s Articles of Incorporation, authorize the Company to issue 70,000,000 shares of its Common Stock, par value $0.001 and 5,000,000 shares of preferred stock, par value $0.001.

Common Stock

The Company is authorized by its Certificate of Incorporation to issue an aggregate of 70,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”). As of shares of Common Stock were issued and outstanding.

The holders of our Common Stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

The shares of our Common Stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the shares of our Common Stock and they all rank at equal rate or “pari passu”, each with the other, as to all benefits, which might accrue to the holders of the shares of our Common Stock. All registered shareholders are entitled to receive a notice of any general annual meeting to be convened.

At any general meeting, subject to the restrictions on joint registered owners of shares of our Common Stock, on a showing of hands every shareholder who is present in person and entitled to vote has one vote, and on a poll every shareholder has one vote for each share of our Common Stock of which he is the registered owner and may exercise such vote either in person or by proxy. Holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

The Company is authorized to issue an aggregate of 5,000,000 shares of preferred stock, par value $0.001. There are 500,000 shares of Series B Convertible Preferred Stock (“Series B Shares”) authorized, of which 193,363 Series B Shares were issued in July, 2015. There are 5,000 shares of Series A Preferred Stock currently issued and outstanding.

The Series B Shares have a par value of $0.001 and accrue dividends of six percent (6%) per annum per each $1.00 stated value of the Series B Shares. The conversion price of the Series B Shares is the trading price of the Company’s common stock as of July 31, 2015. Series B Shares have no voting rights. The Company may redeem the Series B Shares at any time upon giving notice to the Series B shareholders.

The Preferred Stock authorized by our Articles of Incorporation may be issued in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series.

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Dividend Policy

We have not declared dividends since our inception. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is TransferOnline, Inc. with an address of 512 SE Salmon Street, Portland, OR 97214. Its phone number is (503) 227-2950.

Other Convertible Securities

As of the date hereof, other than the securities described above, we do not have any other outstanding convertible securities other than the options listed above..

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offering by the Selling Security Holders. The common stock may be sold or distributed from time to time by the Selling Share Holders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market price prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The Selling Security Holders may use any one or more of the following methods when selling securities:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	In other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

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The Selling Security Holders are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

The selling security holders have informed us that they intend to use unaffiliated broker-dealers to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Common Stock Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The selling securities holders has informed us that each such broker-dealer will receive commissions from them that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Security Holders and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor the selling security holders can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between the selling securities holders or any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the Selling Security Holders, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to the selling securities holders. We have agreed to indemnify the selling securities holders and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. the selling securities holders have agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the selling securities holders specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

The selling securities holders have represented to us that at no time prior to the Common Stock Purchase Agreement has the selling securities holders or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. the selling securities holders agreed that during the term of the Common Stock Purchase Agreement, it, its agents, representatives, or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the selling securities holders that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling securities holders.

Our common stock is quoted on The OTCQB Market under the symbol “SKKY”.

The Selling Security Holders are “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Security Holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

40

Because the Selling Security Holders are deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Security Holder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Security Holder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Security Holders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Security Holders or any other person. We will make copies of this prospectus available to the Selling Security Holders and have informed the Selling Security Holders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SHARES ELIGIBLE FOR FUTURE SALE

The sale of a substantial number of shares of our Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our Common Stock. In addition, any such sale or perception could make it more difficult for us to sell equity, or equity related, securities in the future at a time and price that we deem appropriate. If and when this Registration Statement becomes effective and we become subject to the reporting requirements of the Exchange Act, we might elect to adopt a stock option plan and file a Registration Statement under the Securities Act registering the shares of Common Stock reserved for issuance there under. Following the effectiveness of any such Registration Statement, the shares of Common Stock issued under such plan, other than shares held by affiliates, if any, would be immediately eligible for resale in the public market without restriction.

The sale of shares of our Common Stock which are not registered under the Securities Act, known as “restricted” shares, typically are effected under Rule 144. As of the date of this prospectus we have outstanding an aggregate of shares of Common Stock of which shares are restricted Common Stock. All our shares of Common Stock might be sold under Rule 144 after having been held for six months. No prediction can be made as to the effect, if any, that future sales of “restricted” shares of our Common Stock, or the availability of such shares for future sale, will have on the market price of our Common Stock or our ability to raise capital through an offering of our equity securities.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Company, under its 2012 Stock Option Plan, issues options to various officers, directors, and consultants. The options vest in equal annual installments over a five year period with the first 20% vested when the options are granted. All of the options are exercisable at a purchase price based on the last trading price of the Company’s common stock.

41

On March 2, 2019, the Company modified the exercise price of 3,148,700 options to $0.21 per share. The modified options vest in five years and expire in 10 years. The fair value of the modified options was calculated using the Black Scholes option-pricing model with a 10 year expiration, stock measurement price of $0.20, volatility of 196.31% and discount rate of 3.00%. The total value calculated amounted to $628,638 resulting in incremental value of $38,162. The modified options were calculated and the difference between the calculation before modification was subtracted from the calculation of the modified options. The incremental value of the options is $38,162. The modified options have an unamortized expense of $796,286 prior to the modification, therefore the total value amortized over the vesting term of the modified options amounted to $834,448.

On March 2, 2019, the Company issued 130,000 options to four consultants and 7,500 options to three independent directors all with an exercise price of $0.21 per share. The options vest in five years and expire in 10 years. The fair value of the options amounting to $27,454 was calculated using the Black Scholes option-pricing model with a 10 year expiration, stock measurement price of $0.20, volatility of 196.31% and discount rate of 3.00%.

On April 30, 2019, the Company issued 199,800 options to three officers with exercise price of $0.001 for accrued compensation contributed to capital. The options have a fair value using the Black Sholes option-pricing model of $55,933 with computed volatility of 197.12% and a discount rate of 3.00%.The liability for which the options were issued was $44,700 with a loss recognized at settlement of $11,233. The options were vested upon issuance.

On April 29, 2019, 125,000 options were exercised into common stock, 50,000 at $0.10 per share and 75,000 at $0.001 per share for a total consideration of $5,075.

On August 1, 2019, the Company cancelled 272,500 options that were returned as part of the disposal of Skkynet Japan to its former owners. The balance of the unamortized amount for such options of $27,821 were expensed as a result of the cancellation. As part of the accounting of the disposal, the Company used the Black Scholes option-pricing model to calculate the fair value of the options returned to be $81,750 using a computed volatility of 210%, and discount rate of 2.0%.

On October 2, 2019 110,600 options were exercised into 110,600 shares of common stock for total consideration of $110.

On December 12, 2019, the Company issued 336,250 options: 120,000 to two officers, 11,250 to three independent directors and 205,000 to six employees and consultants. The options are exercisable into common stock of the Company at $0.59 per share. The Company calculated a fair value of the options of $132,673 using the Black Scholes option pricing model with computed volatility of 207%, risk-free interest rate of 2%, expected dividend yield 0%, stock price at measurement date of $0.39 and the expected term of ten years. The options are expensed over a five-year period with 20% upon issuance and 20% for the first and each subsequent year.

On December 15, 2020, the Company issued 41,250 options: 11,250 to three independent directors and 30,000 to three consultants. The options are exercisable into common stock of the Company at $0.64 per share. The Company calculated a fair value of the options of $27,190 using the Black Scholes option pricing model with computed volatility of 201%, risk-free interest rate of 2%, expected dividend yield 0%, stock price at measurement date of $0.68 and the expected term of ten years. The options are expensed over a five-year period with 20% upon issuance and 20% for the first and each subsequent year.

The Company has elected to amortize the options over the vesting period of the option as stock-based compensation. During the year ended October 31, 2021, the Company expensed $194,926 for options. The unrecognized future balance to be expensed over the term of the options is $132,610.

The number of options exercisable as of year ended October 31, 2021 was 6,081,250.

42

The following sets forth the options granted and outstanding as of October 31, 2021:

			Weighted
		Weighted	Average
		Average	Remaining	Granted
		Exercise	Contract	Options	Intrinsic
	Options	Price	Life	Exercisable	Value
Outstanding at Year Ended October 31, 2019	7,581,400	0.13	7.19	5,470,540	$1,827,117
Granted	336,250	0.56	9.50	--	--
Exercised	--	--	--
Forfeited	--	--	--	--	--
Outstanding at Year Ended October 31, 2020	7,917,650	0.15	6.16	5,765,680	3,627,845
Granted	41,250	0.64	9.63	--	--
Exercised	-	--	--	--	--
Forfeited	--	--	--	--	--
Outstanding at Year Ended October 31, 2021	7,958,900	0.15	5.16	6,081,250	$3,805,201

DISCLOSURE OF COMMISSION POSITION

ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Private Corporation Act and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

Claudia J. McDowell of the Odom Law Group, APLC will render a legal opinion as to the validity of the securities to be registered hereby.

EXPERTS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements of the Company included in this prospectus and in the registration, statement have been audited by Fruci & Associates II, PLLC, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

43

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of Common Stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the Common Stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am and 3:00 pm. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. All filings we make with the SEC are also available on the SEC’s web site at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at Skkynet Cloud Systems, Inc., 2233 Argentia Road, Suite 306, Mississauga, Ontario, Canada, L5N 2X7.

We are subject to the periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

44

SKKYNET CLOUD SYSTEMS, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Skkynet Cloud Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Skkynet Cloud Systems, Inc. (“the Company”) as of October 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended October 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended October 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition – Refer to Note 2 to the financial statements

Description of the Critical Audit Matter

As discussed in Note 2, the Company recognizes revenue upon transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services.

Significant judgment is exercised by the Company in determining revenue recognition for its software and services, and includes the following:

•	Determination of whether software and services (including installation, maintenance support, and cloud services) are considered distinct performance obligations that should be accounted for separately.

•	Identification and treatment of contract terms that may impact the timing and amount of revenue recognized.

•	Determination of stand-alone selling prices for each distinct performance obligation and for software and services that are not sold separately.

Auditing management’s revenue recognition was highly judgmental due to the significant estimation required for the recognition of revenue.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures related to the Company's revenue recognition for these customer agreements included the following, among others:

•	We evaluated management's significant accounting policies related to revenue recognition and reviewed underlying customer invoices for reasonableness of the application of ASC 606.

•	We obtained and read contract source documents for selected revenue invoices and tested management’s treatment of those terms.

•	We tested the mathematical accuracy of management's calculations of revenue and the associated timing of revenue and deferred revenue recognized in the financial statements.

We have served as the Company’s auditor since 2020. Spokane, Washington
January 26, 2022

F-2

SKKYNET CLOUD SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	October 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$797,808	$816,798
Accounts receivable	253,359	194,263
Receivables - related parties	6,362	6,264
Prepaid	19,770	17,916
Total current assets	1,077,299	1,035,241

Property and equipment, net of accumulated depreciation of, respectively net of depreciation of $91,794 and $82,919	10,414	12,165
Right of use lease asset	16,234	40,883
Total assets	$1,103,947	$1,088,289

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expense	$159,840	$156,668
Accrued liability - related parties	221,924	222,603
Deferred income	204,961	168,728
Current portion of operating lease liability	16,234	20,980
Total current liabilities	602,959	568,980

Long Term Liability
Loan payable	48,421	30,032
Operating lease liability- net of current portion	-	19,903
Total liabilities	651,380	618,913

Commitment and Contingencies	-	-

Stockholders’ equity:
Preferred stock; $0.001 par value, 5,000,000 shares authorized, 5,000 shares issued and outstanding	5	5
Series B Preferred convertible stock: $0.001 par value, 500,000 shares authorized, 193,661 issued and 193,661 outstanding, respectively	194	194
Common stock, $0.001 par value, 70,000,000 authorized, 51,576,122 issued and outstanding, respectively	51,577	51,577
Additional paid-in capital	6,790,306	6,595,380
Accumulated other comprehensive income (loss)	80,908	56,430
Accumulated deficit	(6,470,423)	(6,234,210)
Total stockholders’ equity	452,567	469,376

Total liabilities and stockholders’ equity	$1,103,947	$1,088,289

The accompanying notes are an integral part of these consolidated financial statements.

F-3

SKKYNET CLOUD SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended October 31,
	2021	2020
Revenue	$1,830,459	$1,506,929

Operating expenses:
Salary and wages	702,468	721,762
Consultants	214,654	377,639
Option discount	194,926	209,437
General and administrative expense	871,548	587,868
Depreciation	2,624	2,455
Loss from operations	(155,761)	(392,232)

Other income (expenses):
Other income	258	123
Canadian emergency business relief account	39,385	59,674
Currency exchange	(73,371)	5,099
Total other income (expense)	(33,728)	64,896

Loss before taxes	(189,489)	(327,337)

Income taxes	25,901	16,004

Net loss	(163,588)	(311,333)

Foreign currency translation adjustments	(24,478)	(9,042)

Comprehensive loss	$(188,066)	$(331,995)

Net loss per share to common shareholders, basic and diluted	$(0.00)	$(0.01)

Weighted average number of shares outstanding, basic and diluted	51,576,122	51,576,122

 The accompanying notes are an integral part of these consolidated financial statements.

F-4

SKKYNET CLOUD SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED October 31, 2021 AND 2020

									Accumulated
					Series B Preferred		Additional		Other	Total
	Common Stock		Preferred Stock		Convertible Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Equity

Balance at October 31, 2019	51,576,122	$51,577	5,000	$5	193,661	$193,661	$6,192,476	$(5,922,877)	$65,472	$580,314
Reclassification of preferred shares	--	--			--	(193,467)	193,467	--	--	--
Stock option expense	--	--	--	--	--	--	209,437	--	--	209,437
Change due to currency translation	--	--		--	--	--	--	--	(9,042)	(9,042)

Net loss	--	--	--		--	--	--	(311,333)	--	(311,333)

Balance at October 31, 2020	51,576,122	51,577	5,000	5	193,661	194	6,595,380	(6,234,210)	56,430	469,376
Stock option expenses	--	--	--	--	--	--	194,926	--	--	194,926
Change due to currency exchange	--	--	---	--	--	--	--	--	24,478	24,478
Dividends accrued on Series B preferred shares	--	--						(72,625)	--	(72,625)

Net loss	--	--	--	--	--	--	--	(163,588)	--	(163,588)

Balance at October 31, 2021	51,576,122	$51,577	5,000	$5	193,661	$194	$6,790,306	$(6,470,423)	$80,908	$452,567

The accompanying notes are an integral part of these consolidated financial statements.

F-5

SKKYNET CLOUD SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended October 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(163,588)	$(311,133)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	2,624	2,455
Option based compensation	194,926	209,437
Non-cash lease expense	24,649	1,986
Changes in operating assets and liabilities:
Accounts receivable	(59,096)	(47,986)
Operating lease liability	(24,649)	(21,986)
Prepaid and other assets	(1,854)	(7,226)
Accounts payable and accrued expense	3,172	59,689
Accrued liability-related party	(73,402)	139,518
Deferred revenue	36,233	56,996
Net cash provided by (used in) operating activities	(60,985)	101,550

Cash flows from financing activities:
Proceeds from loan	15,678	28,717
Net cash provided by financing activities	15,678	28,717

Effect of foreign exchange on cash and cash equivalents	26,317	(13,879)

Net increase (decrease) in cash and cash equivalents	(18,990)	116,879
Cash and cash equivalents- beginning of year	816,798	700,410
Cash and cash equivalents- end of year	$797,808	$816,798

SUPPLEMENT DISCLOSURES:
Interest paid	$-	$-
Income taxes paid	$-	$-

NON MONETARY TRANSACTIONS
Dividends accrued on series B preferred shares	$72,625	$-

The accompanying notes are an integral part of these consolidated financial statements

F-6

SKKYNET CLOUD SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS

Skkynet Cloud Systems, Inc. (“Skkynet”, the “Company”), a Nevada Corporation headquartered in Toronto, Canada was formed on August 31, 2011. Skkynet operates it business through its wholly-owned subsidiaries Cogent Real-Time Systems, Inc. (Cogent)(Canada), Skkynet Corp (Canada), and Skkynet, Inc. (USA). Skkynet was formed primarily for the purpose of taking the existing business lines of Cogent and its current and future customers and integrating these businesses with Cloud based systems. We also intend to expand the areas of business activity to which the kinds of products and services we provide are applied.

In March 2012, we completed the acquisition of all of the issued and outstanding shares of common stock of Cogent from Sakura Software Inc. and Benford Consultancy Inc. in exchange for a total of thirty million (30,000,000) restricted shares of our common stock, as a result of which Cogent became our wholly-owned subsidiary. As part of the exchange transaction, we also issued 5,000 Series A Preferred share to Sakura Software and Benford Consultancy. Prior to the closing of the exchange transaction, we did not have any operating revenues and we had nineteen million (19,000,000) shares outstanding and $8,720 of net assets. This transaction was accounted for as a reverse merger and recapitalization.  At the acquisition closing, Cogent’s business consisted primarily of providing connectivity and data acquisition to a wide variety of industrial and office hardware and software products, and then making that data available over a network using industry-standard protocols. Cogent currently markets its products and services primarily to manufacturers in industrial processes and financial services companies.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements of the Company include the Company and its wholly-owned subsidiaries Cogent Real Time Systems, Inc (Canada), Skkynet Corp. (Canada) and Skkynet Inc (US). All material intercompany balances and transactions have been eliminated.

Adjustments of Prior Year Presentation

During the year ended October 31, 2021, the Company accrued $72,625 in dividends for the Series B Preferred shares which had not accrued since their inception of July 15, 2015. The dividends are calculated at 6% of the declared value of the preferred shares which is $1.00 per share.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Cash deposits are insured up to US$250,000 in  US banks and CDN $100,000 in Canadian banks. The concentration of the Company’s cash deposits at times may exceed the insured amount, leaving the Company exposed to a credit risk on it deposits.

F-7

Revenue recognition

In April 2016, the FASB issued ASU 2016-10 Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The amendments in this Update do not change the core principle of the guidance in Topic 606. Rather, the amendments in this Update clarify the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. Topic 606 includes implementation guidance on (a) contracts with customers to transfer goods and services in exchange for consideration and (b) determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). The amendments are intended to render more detailed implementation guidance with the expectation to reduce the degree of judgement necessary to comply with Topic 606.

ASC Topic 606 prescribes a new five-step model entities should follow in order to recognize revenue in accordance with the core principle. These five steps are:

1.	Identify the contract(s) with a customer.
2.	Identify the performance obligations in the contract.
3.	Determine the transaction price.
4.	Allocate the transaction price to the performance obligations in the contract.
5.	Recognize revenue when (or as) the entity satisfied the performance obligations.

Effective November 1, 2018, the Company implemented the transition using the modified retrospective method of transition. Under this method, the determination date of open contracts which could affect any adjustments was November 1, 2018. The open contracts at the time period are the unfulfilled portions of the maintenance contracts. Based on the cut off treatment of the recognition of revenue on the open contracts being determined at the end of the previous period and being no changes in the open obligation requirements, the Company has determined that there are no adjustments in the value of the revenue recognized from these contracts.

The Company has four revenue streams, each of which the revenue is recognized in accordance to the five steps included in Topic 606. The revenue streams are:

1.	Sale of software direct to the end customer
2.	Sale of software through distributors and channel partners
3.	Maintenance support services
4.	Cloud services

Revenue for the sale of software both directly to end users and through the distributor and channel partners is recognized upon delivery of the software and code required for the customer to install the software. Maintenance support services are recognized as revenue on a straight-line basis over the service period of the arrangement.

Revenue from cloud services is recognized over time (typically, on a monthly basis) as service is provided.

Payments received in advance of services being rendered are recorded as deferred revenue and recognized to revenue when earned. As of October 31, 2021 and 2020 the deferred revenue was $204,961 and $168,728, respectively.

F-8

Account receivable

Accounts receivable are carried at face value less any provisions for uncollectible accounts considered necessary. Accounts receivable include receivables from customers that have received software and support from the Company. Bad debt expense is a recognition of uncollectable receivables based on past years’ experience and management’s estimate of likely losses for the year. No allowance for bad debt was considered necessary for the years ended October 31, 2021 and October 31, 2020, respectively.

Advertising

Advertising costs are expensed as incurred. Advertising expenses for the years ended October 31, 2021 and 2020 were $204,603 and $ 138,332, respectively.

Property and equipment

Property and equipment are carried at the cost of acquisition and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance is expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

Foreign currency translation

The Company’s reporting currency is in U.S. dollars. The functional currency of the Company’s foreign operations is their local currency. The financial statements of the Company’s subsidiaries in Canada are translated to U.S. dollars in accordance with ASC 830-30, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date while the income statement accounts are translated using the average exchange rate for the year. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these consolidated financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Impairment of long-lived assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical-cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Fair value is estimated based upon either discounted cash flow analysis or estimated salvage value.

F-9

Basic and diluted net loss per share

Basic and diluted net income per share calculations are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. For the years ended October 31, 2021 and 2020, 7,958,900 potentially issuable shares of common stock from stock options have been excluded from the calculation because their effect would be antidilutive to the Company’s net losses. Basic and diluted net income per share is the same due to net losses during both periods.

Income Taxes

Income taxes are provided in accordance with Accounting Standards Codification (“ASC”), Topic 740 Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Income taxes for subsidiaries Cogent Real-Time Systems are subject to the tax statutes in their country of domicile which is Canada.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the fair value recognition provision of the Financial Accounting Standards Board(“FASB”) Accounting Standards Codification (“ASC”) No 718. The Company issues restricted stock to employees and consultants for their services. Cost of these transactions are measured at fair value of the equity instrument issued at the date of grant. These shares are considered fully vested and the fair market value is recognized as the expense in the period granted.  The Company recognized consulting expense and a corresponding increase to the additional paid in capital related to the stock issued for services.  For agreements requiring future services the consulting expense is to be recognized ratably over the requisite service period.

Related Parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.”

Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Topic 842)”. The amendments in this ASU revise the accounting related to lessee accounting. Under the new guidance, lessees is required to recognize a lease liability and a right-of-use asset for all leases. The new lease guidance also simplifies the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2018 and are to be applied through a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Early adoption is permitted. The Company adopted the new accounting pronouncement on November 1, 2019.

F-10

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, “Financial Instruments- Credit Losses (Topic 326)”. The Change in this announcement requires immediate recognition of management’s estimates of current expected losses (CELC). Under the prior model, losses were recognized only as the incurred. The amendment was effective for public Companies for the fiscal years beginning after December 12, 2019. The Company is reviewing the standard on its financial reporting based on the Company’s experience requiring prepayment for it services.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at October 31, 2021 and 2020:

	2021	2020
Property and equipment	$102,208	$95,084
Less: accumulation depreciation	(91,794)	(82,919)
Net property and equipment	$10,414	$12,165

Depreciation expense totaled $2,624 and $2,455 for the years ended October 31, 2021 and 2020, respectively.

NOTE 4 - INCOME TAXES

The Company follows Accounting Standards Codification 740, Accounting for Income Taxes. During 2009, there was a change in control of the Company.

Under section 382 of the Internal Revenue Code such a change in control negates much of the tax loss carry forward and deferred income tax. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry forwards. For federal income tax purposes, the Company uses the accrual basis of accounting, the same that is used for financial reporting purposes.

The Company’s deferred tax assets for the U.S. parent company and its US subsidiary consisted of the following as of October 31, 2021, and 2020:

	2021	2020
Income/(Loss) Before Income Taxes	$(262,983)	$(109,561)
Income Tax Recovery	(55,226)	(23,008)
Valuation Allowance	55,226	23,008
	$--	$--

Net Operating Losses	$2,466,386	$2,203,403
Tax Rate	21%	21%

Deferred Tax Assets	517,941	462,715
Valuation Allowance	(517,941)	(462,715)
Net Deferred Tax Assets	$-	$-

F-11

The US companies had a net loss of $262,983, and $109,561 for the years ended October 31, 2021 and 2020, respectively. As of October 31, 2021, the US Companies had a net operating loss carry forward of $2,466,386 which can be used to offset future taxable income. Beginning December 31, 2020, 80% of the qualified net operating loss can be carried forward and applied against future net income.

A reconciliation of income taxes at the federal statutory rate to amounts provided for the years ended October 31, 2021 and 2020 is as follows:

	2021	2020
U.S. federal statutory rate	21%	21%
Net operating loss	(21)%	(21)%
Effective tax rate	--%	--%

The US Companies due to their loss have not filed US Corporate tax returns and is subject to examination back to October 31, 2012.

The Company’s deferred tax assets for the Canadian subsidiary companies consisted of the following as of October 31, 2021, and 2020:

	2021	2020
Income/(Loss) Before Income Taxes	$24,572	$7,583

Income Tax Expense	6,512	2,009
Valuation Allowance	(6,512)	(2,009)
	$--	$--

Net Operating Losses	$59,050	$76,039
Tax Rate	26.5%	26.5%

Deferred Tax Assets	15,648	20,150
Valuation Allowance	(15,648)	(20,150)
Net Deferred Tax Assets	$--	$--

The Canadian Companies had net income of $24,572 and $ 7,583 for the years ended October 31, 2021 and 2020, respectively. As of October 31, 2021, the Company had a net operating loss carry forward of $76,039 which can be used to offset future taxable income. The carry forwards will begin to expire in 2038, or twenty years after the loss is first incurred, if not used prior to that date.

A reconciliation of income taxes at the federal statutory rate to amounts provided for the years ended October 31, 2021 and 2020 is as follows:

	2021	2020
Canadian federal statutory rate	26.5%	26.5%
Net operating loss	(26.5)%	(26.5)%
Effective tax rate	--%	--%

F-12

The Canadian Companies have filed corporate tax returns through October 31, 2020 and returns since 2014 are open to examination.

During the years ended October 31, 2021 and 2020 Cogent received tax refunds of $25,901and $16,004, respectively. The refunds are received under a scientific research and development program.

NOTE 5 - OPTIONS

The Company, under its 2012 Stock Option Plan, issues options to various officers, directors, and consultants. The options vest in equal annual installments over a five year period with the first 20% vested when the options are granted. All of the options are exercisable at a purchase price based on the last trading price of the Company’s common stock.

On December 12, 2019, the Company issued 336,250 options: 120,000 to two officers, 11,250 to three independent directors and 205,000 to six employees and consultants. The options are exercisable into common stock of the Company at $0.59 per share. The Company calculated a fair value of the options of $132,673 using the Black Scholes option pricing model with computed volatility of 207%, risk-free interest rate of 2%, expected dividend yield 0%, stock price at measurement date of $0.39 and the expected term of ten years. The options are expensed over a five-year period with 20% upon issuance and 20% for the first and each subsequent year.

On December 15, 2020, the Company issued 41,250 options: 11,250 to three independent directors and 30,000 to three consultants. The options are exercisable into common stock of the Company at $0.64 per share. The Company calculated a fair value of the options of $27,190 using the Black Scholes option pricing model with computed volatility of 201%, risk-free interest rate of 2%, expected dividend yield 0%, stock price at measurement date of $0.68 and the expected term of ten years. The options are expensed over a five-year period with 20% upon issuance and 20% for the first and each subsequent year.

The Company has elected to amortize the options over the vesting period of the option as stock-based compensation. During the year ended October 31, 2021, the Company expensed $194,926 for options. The unrecognized future balance to be expensed over the term of the options is $132,610.

The number of options exercisable as of year ended October 31, 2021 was 6,081,250.

The following sets forth the options granted and outstanding as of October 31, 2021:

			Weighted
		Weighted	Average
		Average	Remaining	Granted
		Exercise	Contract	Options	Intrinsic
	Options	Price	Life	Exercisable	Value
Outstanding at Year Ended October 31, 2019	7,581,400	0.13	7.19	5,470,540	$1,827,117
Granted	336,250	0.56	9.50	--	--
Exercised	--	--	--
Forfeited	--	--	--	--	--
Outstanding at Year Ended October 31, 2020	7,917,650	0.15	6.16	5,765,680	3,627,845
Granted	41,250	0.64	9.63	--	--
Exercised	-	--	--	--	--
Forfeited	--	--	--	--	--
Outstanding at Yar Ended October 31, 2021	7,958,900	0.15	5.16	6,081,250	$3,805,201

F-13

NOTE 6 - RELATED PARTY TRANSACTIONS

Sakura Software, a corporation owned by our CEO and Chairman of the Board of Directors, Andrew S. Thomas, and Benford Consultancy, a corporation owned by our COO and a member of our Board of Directors, Paul Benford, own, respectively, 72.34% and 27.66% of the issued and outstanding shares of Real Innovations International LLC, (“Real Innovations”) a corporation organized under the laws of Nevis, West Indies. In March 2012, Cogent, our operating subsidiary, assigned all of its intellectual property including the pending patent applications for its real-time data transmission and display technology (the “IP”) to Real Innovations under an assignment of intellectual property agreement (the “Assignment Agreement”). In return for the assignment Real Innovations required a one-time payment of $30,000 to Cogent. Cogent elected to forgo the payment allowing Real Innovations to offset future expenses against the payment. There is no ongoing royalty payment or other form of compensation from Real Innovations to Cogent under the Assignment Agreement.

Real Innovations, in turn, entered into a master intellectual property license agreement (the “License Agreement”) with Cogent for all of the same IP. Under the License Agreement Real Innovations granted a royalty-free license in perpetuity to Cogent for the use and exploitation of the IP in return for which Cogent agreed to: (i) pay all operating expenses of Real Innovations incurred in connection with the continued prosecution of pending patent applications and others that may be prepared; (ii) prosecute all claims for infringement of the IP; (iii) defend and indemnify Real Innovations from and against all claims of infringement of the IP asserted by third parties against Real Innovations, Cogent or our Company; (iv) purchase liability insurance in favor of Real Innovations for this purpose. Under the termination provision of the license agreement, there is no unilateral right of termination. Termination may occur by mutual consent of the parities, the Company ceasing doing business, by breach by the Company or by the Company failing to maintain the license and the support to prosecute and protect the license under applicable laws.

Under the License Agreement, Messrs. Andrew S. Thomas and Paul Benford will benefit indirectly from their indirect ownership of all of the shares of Real Innovations to the extent of any such payments or other undertakings by Cogent on behalf of Real Innovations, but the exact amount of these benefits cannot be determined at this time. No payment have been made as of October 31, 2020.

During the years ended October 31, 2021 and 2020 the Company recognized but did not pay dividends of $11,620 each year. The total amount of dividends due the preferred shareholders, $72,625, were accrued in the year ended October 31, 2021.

As of October 31, 2021, and 2020 the Company had the following outstanding accrued liabilities due to related parties:

As of October 31,	2021	2020
Accrued liabilities related parties	$149,299	$222,603
Accrued commissions	-	-
Accrued dividends preferred shares	72,625	-
Total accrued liabilities	$221,924	$222,603

F-14

NOTE 7 – MAJOR CUSTOMERS

The Company sells to their end-user customers both directly and through resellers.  Six resellers accounted for 50% of sales in 2021 and five resellers accounted for 50% of sales in 2020.  The Company maintains all the information on their end user customers, and should a reseller discontinue operations, the Company can sell directly to the end user.  No reseller has exclusivity in their territory.  In 2021, no end user customers were responsible for more than 10% of our revenues and twenty-six (26) end user customers were responsible for approximately 50% of gross revenue.  In 2020, no end user customer was responsible for more than 10% of revenue and twenty-seven (27) end user customers were responsible for approximately 50% of gross revenue.

NOTE 8 - REVENUE BY PRODUCT LINES AND GEOGRAPHIC AREAS

The Company revenue by product line during the years ended October 31, 2021 and 2020 was as follows:

	2021		2020
Category	Percent	Amount	Percent	Amount
Software sales	71%	$1,298,692	68%	$1,025,111
Support sales	28%	506,246	31%	459,994
Other sales	1%	25,521	1%	21,824
Total	100%	$1,830,459	100%	$1,506,929

The Company sells its products on a worldwide basis. During the years ended October 31, 2021 and 2020 the Company’s revenue resulted in the following amounts geographically:

	2021		2020
Area	Percent	Amount	Percent	Amount
North America	33%	$605,371	37%	$563,277
Europe	39%	713,564	35%	529,321
Asia Pacific	14%	261,751	13%	197,955
South America	4%	64,778	5%	64,189
Other	10%	184,995	10%	152,187
Total	100%	$1,803,459	100%	$1,506,929

NOTE 9 - COMMITMENTS AND CONTINGENCIES

The Company leases office space located at 2233 Argentia Road Suite 306 Mississauga, Ontario Canada L5N 2X7. During May 2017, the Company signed a 5-year lease for the Company’s office being effective on August 1, 2017 through July 31, 2022. The lease is for approximately 2,210 square feet of office space with a gross monthly rental cost including common area charges of $4,097.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Topic 842)”. The amendments in this ASU revise the accounting related to lessee accounting. The Company adapted the new accounting pronouncement as of November 19, 2019. The Company elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed the Company to carry forward the historical lease classification. The adoption of the policy did not have a cumulative impact on retained earnings.

F-15

The Company values were calculated using an 8% rate calculated over the remaining term of the lease. The yearly rental obligations including the lease agreements are as follows:

Fiscal Year
2022	$21,321
Total lease payments	21,321
Less present value discount	(6,321)
Lease liability	16,234
Less operating lease short term	(16,234)
Operating lease liability, long term	$-

NOTE 10 - LOAN PAYABLE

On April 30, 2020, the Company’s subsidiary Cogent Systems issued a two year note for US$30,032 (CDN $40,000) under the Canadian Emergency Business Account (CEBA). The CEBA provides interest free loans to small businesses to help cover operating costs during a period when their revenues may have been reduced due to the impact of COVID-19. The loan is subject to zero interest and 25% of the amount will be forgiven if 75% of the loan amount is repaid on or before December 31, 2022. The Company has the option to extend the term of the loan for another 3 years subject to an annual interest of 5% on any balance remaining

On December 15, 2020, the Company’s subsidiary Cogent Systems issued a two year note for US$15,678 (CDN $20,000) under the Canadian Emergency Business Account (CEBA). The CEBA provides interest free loans to small businesses to help cover operating costs during a period when their revenues may have been reduced due to the impact of COVID-19. The loan is subject to zero interest and 25% of the amount will be forgiven if 75% of the loan amount is repaid on or before December 31, 2022. The Company has the option to extend the term of the loan for another 3 years subject to an annual interest of 5% on any balance remaining.

NOTE 11 - EQUITY

The Company’s authorized shares of common stock is 70,000,000 with a par value of $0.001. as of October 31, 2021 the total shares outstanding were 51,762,122.

The Company’s authorized shares of preferred stock is 5,000,000 with a par value of $0.001. On March 31, 2012 the Company issued 5,000 shares of Series A preferred stock at $0.001 per share with a value of $5 as founders to two related parties. The preferred shares contain certain voting rights allowing the holders of the shares to elect a majority of the Board of Directors until December 31, 2016 at which time the rights expired.

On July 31, 2015, the Company authorized 500,000 shares of Series B preferred with a stated value of $1.00 per share and an annual dividend of 6% of the stated value of the Company. As of October 31, 2021 the outstanding shares of Series B were 193,661 with accrued dividends of $72,625. The preferred shares may be convertible into common stock by dividing the state price of the preferred shares by the VWAP value of the common stock on July 31, 2015.

NOTE 12 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events to determine events occurring after October 31, 2021 through January 26, 2022 that would have a material impact on the Company’s financial results or require disclosure and have determined none exist.

F-16

Item 16 - Exhibits

(a)(3)	Exhibits

The following exhibits are filed as part of this report:

(b) Exhibits

Exhibit Number	Description
3.1(i)	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form S-1 filed with the Commission on April 26, 2012).
3.2	By-Laws (incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form S-1 filed with the Commission on April 26, 2012).
5.1	Opinion re: Legality *
10.1	Form of Settlement and Release Agreement for Options (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on December 1, 2015).
23.1	Consent of Odom Law Group, APLC (included in Exhibit 5.1) *
23.2	Consent of Fruci & Associates II, PLLC *
101	Interactive data files pursuant to Rule 405 of Regulation S-T.
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).
107	Filing Fee table

* filed herewith

** In accordance with Regulation S-T, the Interactive Data Files in Exhibit 101 relating to this Form S-1 shall be deemed “furnished” and not “filed.”

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Item 17 – Undertakings

(A)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

46

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city Mississauga, Ontario.

SKKYNET CLOUD SYSTEMS, INC.

By:	/s/ Andrew Thomas
Andrew Thomas, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Thomas	Chairman, Chief Executive Officer	February 15, 2022
Andrew Thomas	(Principal Executive Officer) and Director

/s/ Paul Thomas	Director, President	February 15, 2022
Paul Thomas

/s/ Paul Benford	Director and COO	February 15, 2022
Paul Benford

/s/ Lowell Holden	Chief Financial Officer (Principal Financial Officer),	February 15, 2022
Lowell Holden	Principal Accounting Officer, Treasurer

/s/ Norman Evans	Director	February 15, 2022
Norman Evans

/s/ Kenneth Jennings	Director	February 15, 2022
Kenneth Jennings

/s/ John X Adiletta	Director	February 15, 2022
John X Adiletta

47

__ Shares of Common Stock

SKKYNET CLOUD SYSTEMS INC

PROSPECTUS

_____________, 2022

[ cover page ]

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